Exhibit 4.36

Execution version

€500,000,000

FACILITY AGREEMENT

EXECUTED IN LONDON

Dated 17 APRIL 2012

for

LUXOTTICA GROUP S.p.A.

AND

LUXOTTICA U.S. HOLDINGS CORP.

arranged by

BANCO SANTANDER S.A., BANC OF AMERICA SECURITIES LIMITED,
CITIGROUP GLOBAL MARKETS LIMITED, CRÉDIT AGRICOLE CORPORATE
AND INVESTMENT BANK — MILAN BRANCH, THE ROYAL BANK OF
SCOTLAND PLC AND UNICREDIT S.p.A.

with

BANCO SANTANDER S.A., BANC OF AMERICA SECURITIES LIMITED,
CITIGROUP GLOBAL MARKETS LIMITED, CRÉDIT AGRICOLE CORPORATE
AND INVESTMENT BANK — MILAN BRANCH, THE ROYAL BANK OF
SCOTLAND PLC AND UNICREDIT S.p.A.
acting as Bookrunners

with

UNICREDIT BANK AG, MILAN BRANCH
acting as Agent

with
CITIGROUP GLOBAL MARKETS LIMITED
acting as Documentation Agent

MULTICURRENCY REVOLVING

FACILITY AGREEMENT

26.	CONFIDENTIALITY	89

27.	CHANGES TO THE OBLIGORS	93

28.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGER	93

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	101

30.	SHARING AMONG THE FINANCE PARTIES	101

31.	PAYMENT MECHANICS	102

32.	SET-OFF	106

33.	NOTICES	106

34.	CALCULATIONS AND CERTIFICATES	108

35.	PARTIAL INVALIDITY	109

36.	REMEDIES AND WAIVERS	109

37.	AMENDMENTS AND WAIVERS	110

38.	COUNTERPARTS	115

39.	NEGOTIATED AGREEMENT	115

40.	GOVERNING LAW	115

41.	ENFORCEMENT	115

Schedule 1 THE PARTIES		117

Schedule 2 CONDITIONS PRECEDENT		119

Schedule 3 REQUESTS		121

Schedule 4 MANDATORY COST FORMULAE		122

Schedule 5 FORM OF TRANSFER CERTIFICATE		124

Schedule 6 FORM OF ASSIGNMENT AGREEMENT		127

Schedule 7 FORM OF COMPLIANCE CERTIFICATE		129

Schedule 8 CONFIDENTIALITY UNDERTAKING		130

Schedule 9 TIMETABLES		135

Schedule 10 AUTHORISED SIGNATORIES		136

Schedule 11 ADDITIONAL GUARANTORS		137

Schedule 12 FORM OF INCREASE CONFIRMATION	139

Schedule 13 LIST OF DESIGNATED ENTITIES	142

Schedule 14 FORM OF DESIGNATED ENTITY ACCESSION AGREEMENT	143

Schedule 15 EXISTING INDEBTEDNESS	144

THIS AGREEMENT is made in London on 17 April 2012 and between:

(1)                                 LUXOTTICA GROUP S.p.A., as borrower (the “Italian Borrower”);

(2)                                 LUXOTTICA U.S. HOLDINGS CORP., as borrower (the “US Borrower” and, together with the Italian Borrower, the “Borrowers”);

(3)                                 LUXOTTICA GROUP S.p.A., LUXOTTICA S.r.l. and LUXOTTICA U.S. HOLDINGS CORP. as original guarantors (the “Original Guarantors”);

(4)                                 BANCO SANTANDER S.A., BANC OF AMERICA SECURITIES LIMITED, CITIGROUP GLOBAL MARKETS LIMITED, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK — MILAN BRANCH, THE ROYAL BANK OF SCOTLAND PLC AND UNICREDIT S.p.A. as mandated lead arrangers (whether acting individually or together, the “Mandated Lead Arranger”);

(5)                                 BANCO SANTANDER S.A., BANC OF AMERICA SECURITIES LIMITED, CITIGROUP GLOBAL MARKETS LIMITED, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK — MILAN BRANCH, THE ROYAL BANK OF SCOTLAND PLC AND UNICREDIT S.p.A., as bookrunners (whether acting individually or together, the “Bookrunner”);

(6)                                 THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Parties) as lenders (the “Lenders”);

(7)                                 UNICREDIT BANK AG, MILAN BRANCH, as agent of the other Finance Parties (in so far as the currency specified in any Utilisation Request is the Base Currency (as such terms are defined below)) (the “Agent”); and

(8)                                 CITIGROUP GLOBAL MARKETS LIMITED as documentation agent for the other Finance Parties (the “Documentation Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement:

“Acceptable Bank” means:

(a)                                 a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)                                 any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Part II of Schedule 11 (Additional Guarantors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means any member of the Group which becomes a Guarantor in accordance with Clause 18.11 (Additional Guarantors)

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company and in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

“Agency Fee Letter” means (i) the letter dated on or about the date of this Agreement between the Italian Borrower and the Agent relating to the payment by the Italian Borrower of the agency fee to the Agent as set out in such letter.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Exceptions” means with respect to any action, proceeding or procedure referred to in Clause 23.7 (Insolvency proceedings) and Clause 23.8 (Creditors’ process and final judgment) (each a “relevant procedure”):

(a)                                 the relevant procedure is discharged within 30 days of its commencement; or

(b)                                 on or prior to the end of the 30 day period mentioned in paragraph (a) above it is demonstrated to the satisfaction of the Majority Lenders (in their discretion but acting in good faith) that:

(i)                                     the relevant procedure is frivolous and vexatious and is being duly defended in good faith and by appropriate proceedings; or

(ii)                                  the relevant procedure is being duly defended in good faith and by appropriate proceedings and any Borrower or the relevant Obligor has sufficient funds to meet the maximum potential liability which may result from such proceedings, and (in any event) within 60 days of the end of the 30 day period mentioned in paragraph (a) above, the relevant procedure is discharged.

“Anti-Money Laundering Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.) and the USA Patriot Act.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorised Signatory” means the persons listed in Schedule 10 (Authorised Signatories) and any other person authorised to execute any document on behalf of the Italian Borrower and/or the US Borrower (as the case may be), as is from time to time communicated by the Italian Borrower in writing to the Agent.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month before the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)                                 the Base Currency Amount of its participation in any outstanding Loans; and

(b)                                 in relation to any proposed Loan, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than, that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Bank Guarantee” means any guarantees or performance bonds required to be issued by an Eligible Deposit Bank in the ordinary course of either of the Borrower’s business and upon terms usual for such business.

“Base Currency” means euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or if the amount requested is denominated in the Optional Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is four Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Basel III” means:

(a)                                 the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(b)                                 any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Black List Jurisdiction” means, in respect to an Italian Obligor (i) country or territory listed as having a privileged Tax regime in the Italian Ministerial Decree dated 23 January 2002 and issued by the Italian Minister of Finance, as amended or updated from time to time; or (ii) as from the fiscal year in which the decree pursuant to article 168-bis of Italian Presidential Decree of 22 December 1996, No. 917 is effective, a country or territory which is not included in the list of countries and territories (the “White List”) allowing an adequate exchange of information with the Italian tax authority (for the 5 years starting on the date of publication of the Decree in the Official Gazette, countries and territories that are not included in the current black-lists set forth by Italian Ministerial Decrees of 4 May 1999, 21 November 2001 and 23 January 2002 nor in the current white list set forth by Italian Ministerial Decree of 4 September 1996 or included under article 2 of Ministerial Decree 21 November 2001, with regards to the persons therein enclosed, and under article 3 of Ministerial Decree 21 November 2001, with the exclusions of the persons therein enclosed, are deemed to be included in the White List).

“Break Costs” means the amount (if any) by which:

(a)                                 the interest (excluding any Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in New York, London and Milan and:

(a)                                 (in relation to a date for payment or purchase of any sum denominated in a currency other than the euro) the principal financial centre of the country of such currency; or

(b)                                 (in relation to any date for payment or purchase of a sum denominated in the euro) which is a TARGET Day.

“Cash” has the meaning given to it in FAS95.

“Cash Equivalent Investments” has the meaning given to it in FAS95.

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Commitment” means:

(a)                                 in relation to a Lender, the amount in the Base Currency set opposite its name (and, as the case may be the name of its branch) under the heading “Commitment” in Part II of Schedule 1 (The Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced (other than, for the avoidance of doubt, by way of Loan) or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)                                 any member of the Group or any of its advisers; or

(b)                                 another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                                     is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 26 (Confidentiality); or

(ii)                                  is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)                               is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the

Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 8 (Confidentiality Undertaking) or in any other form agreed between the Italian Borrower and the Agent.

“Consolidated Equity” means, with respect to the Group, the Shareholders’ Equity as evidenced in the latest published Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be).

“Consolidated Financial Statements” means, with respect to the Group, the latest published audited consolidated financial statements of the Group prepared in accordance with GAAP in respect of its financial year.

“Consolidated Pro-Forma Financial Statements” means, during the Relevant Pro-Forma Period and with respect to the Group, the latest published audited consolidated financial statements of the Group prepared in accordance with GAAP in respect of its financial year, including, on a pro-forma basis, the relevant results of any other company acquired by a member of the Group and the Subsidiaries of such company.

“Consolidated Total Assets” means, with respect to the Group, the total assets as evidenced in the latest published Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be).

“Consolidated Quarterly Financial Statements” means, with respect to the Group, the latest quarterly financial statements of the Group in respect of each of its financial quarters (other than the last quarter in each financial year).

“Consolidated Quarterly Pro-Forma Financial Statements” means, during the Relevant Pro-Forma Period with respect to the Group, the latest quarterly financial statements of the Group in respect of each of its financial quarters (other than the last quarter in each financial year), including, on a pro-forma basis, the relevant results of: (i) Target and its Subsidiaries; and (ii) any other company acquired by a member of the Group and the Subsidiaries of such company.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)                                 purchases by way of assignment or transfer;

(b)                                 enters into any sub-participation in respect of; or

(c)                                  enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)                                 which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)                                 which has otherwise rescinded or repudiated a Finance Document; or

(c)                                  with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A)                               administrative or technical error; or

(B)                               a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)                                  the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Del Vecchio Family Member” means any of (A) Leonardo Del Vecchio; (B) his spouses; (C) the children of the spouses; and (D) his relatives and persons (including his descendants) related by consanguinity or affinity to Leonardo del Vecchio up to the sixth degree.

“Designated Entity” has the meaning given to such term in Clause 2.3 (Designated Entities).

“Designated Person” means a person or entity:

(a)                                 listed in the annex to, or otherwise targeted by the provisions of, the Executive Order;

(b)                                 named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)                                  to the best of the Obligor’s knowledge, with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws.

“Disruption Event” means either or both of:

(a)                                 a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Economic Sanctions Law” means the Executive Order, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.) and any other law or regulation promulgated thereunder from time to time and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury.

“Eligible Deposit Bank” means any bank or financial institution with a short-term rating of at least A2 granted by Standard & Poor’s Corporation or P2 granted by Moody’s Investors Services, Inc.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Group Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3 (5) of ERISA.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants, including, without limitation, the National Environmental Policy Act (42 U.S.C. §4321 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transport Act (49 U.S.C. §1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Water Act (33 U.S.C. §1321 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.,), the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §3808 et seq.), and any similar federal, state or local laws, ordinances or regulations implementing such laws.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. Group Company, pursuant to Section 414 (b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means within the past six years: (i) any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043 (a) of ERISA that it be notified of such event; (ii) the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041 (b) of ERISA, the filing under Section 4041 (c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041 (c) of ERISA; (iii) the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan; (iv) the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 430(k) of the Code or Section 303(k) of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or to its knowledge a Multiemployer Plan; (v) an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA that would have a Material Adverse Effect; (vi) the complete or partial withdrawal of any U.S. Group Company or any ERISA Affiliate from a Multiemployer Plan; (vii) a determination that any Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; (viii) the receipt by an Obligor or any of its ERISA Affiliates of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status, within the meaning of Section 305 of ERISA; and (ix) an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that would have a Material Adverse Effect.

“EURIBOR” means, in relation to any Loan in euro:

(a)                                 the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the Interest Period of that Loan) the Reference Bank Rate;

as of the Specified Time on the Quotation Day for the offering of deposits in euro and for a period comparable to the Interest Period of that Loan and, if any such rate is below zero, EURIBOR will be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.

“Existing Indebtedness” means the financial indebtedness of the Borrowers set out in Schedule 15 (Existing Indebtedness).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Fee Letter” means the facility fee letter dated on or about the date of this Agreement between the Mandated Lead Arranger, the Italian Borrower and the US Borrower setting out any of the fees referred to in Clause 12 (Fees).

“Facility Office” means:

(a)                                 in relation to an existing Lender, the office or offices notified by that Lender to the Agent in writing by not less than five Business Days’ notice as the office or offices through which it will perform its obligations under this Agreement; and

(b)                                 in relation to a New Lender (as defined in Clause 24.1 (Assignments and transfers by the Lenders)), the office or offices notified by the New Lender to the Agent in the Transfer Certificate completed pursuant to Clause 24.5 (Procedure for transfer) as the office or offices through which it will perform its obligations under this Agreement.

“FAS95” means Financial Accounting Standards (FAS) Statement of Standard No. 95 “Statement of Cashflows” as amended by other GAAP standards.

“FATCA” means:

(a)                                 sections 1471 to 1474 of the Code (or any successor or similar legislation);

(b)                                 any law, treaty or regulation enacted in any jurisdiction relating to paragraph (a) above; or

(c)                                  any agreement relating to (a) or (b) of this definition with the Internal Revenue Service of the United States of America, the United States government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)                                 in relation to a payment which is a “withholdable payment” as defined in Section 1473(1) of the Code, 1 January 2014; or

(b)                                 in relation to a payment made by a FATCA FFI, 1 January 2017,

or, in each case, such later date from which a FATCA Deduction may be required as may be applicable in relation to such payment as a result of any change in FATCA or any published guidance relating to FATCA.

“FATCA Compliant Party” means a Party payments to whom are not subject to a FATCA Deduction whether as a result of, without limitation, the status or jurisdiction of that Party or any other matter.

“FATCA Deduction” means a deduction or withholding from (or other payment to a governmental or taxation authority related to) a payment under a Finance Document pursuant to FATCA.

“FATCA FFI” means any foreign financial institution as defined in section 1471(d)(4) of the Code and which, if any Finance Party is not a FATCA Compliant Party, could be required to make a FATCA Deduction.

“Fee Letters” the Agency Fee Letter, the Facility Fee Letter and any letter or letters setting out fees payable to a Finance Party designated as such by the Italian Borrower and a Finance Party.

“Finance Documents” means this Agreement, the Fee Letters and any other document designated as such by the Agent and the Italian Borrower.

“Finance Lease Debt” means any Financial Indebtedness falling within paragraph (d) of the definition of Financial Indebtedness.

“Finance Party” means any of the Agent, the Mandated Lead Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                 moneys borrowed (excluding, for the avoidance of doubt, any unutilised commitment of whatsoever nature in respect of moneys to be borrowed);

(b)                                 any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                   any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) only to the extent such derivative transactions are recorded in the balance sheet of any member of the Group in accordance with GAAP;

(h)                                 any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)                                     any amount raised by the issue of redeemable shares;

(j)                                    any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)                                 (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“GAAP” means, (in the case of the Borrowers) US GAAP or any other generally accepted accounting principles as in effect from time to time in the United States of America including the International Accounting Standards and IFRS or (in the case of Luxottica S.r.l.) Italian GAAP or any other generally accepted accounting principles as in effect from time to time in the Republic of Italy including the International Accounting Standards and IFRS.

“Guarantor” means each Original Guarantor and any Additional Guarantor.

“Group” means the Italian Borrower and its Subsidiaries from time to time.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)                                 it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                 the Agent otherwise rescinds or repudiates a Finance Document;

(c)                                  (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)                                 an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)                                     its failure to pay is caused by:

(A)                               administrative or technical error; or

(B)                               a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)                                  the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g), (h) and (k) of the definition of Financial Indebtedness.

“Intellectual Property” means all patents, trade marks, service marks, designs, models, business names, copyrights, design rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all licences, applications, rights to use and monies deriving from any such intellectual property now or hereafter belonging to any member of the Group.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)                                 is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                                 becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)                                  makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                                 institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)                                  has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)                                     results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)                                  is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                                   has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)                                  seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)                                 has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)                                     causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)                                    takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Italian Civil Code” means the Civil Code enacted by Royal Decree No. 262 of 6 March 1942, as in full force and effect at any relevant time in the Republic of Italy.

“Italian GAAP” means generally accepted accounting principles in Italy.

“Italian Insolvency Law” means Royal Decree n. 267 of 16 March 1942, as amended and supplemented from time to time.

“Italian Obligor” means Luxottica Group S.p.A. or Luxottica S.r.l.

“Lender” means:

(a)                                 a Lender listed in Part II of Schedule 1 (The Parties); and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with 2.2 (Increase) or Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan in US$:

(a)                                 the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the currency or Interest Period of that Loan) the Reference Bank Rate,

as of the Specified Time on the Quotation Day for US$ and for a period comparable to the Interest Period of that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 and 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 and 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent, in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)                                 1.75 per cent. per annum from the date hereof subject to paragraph (b) below;

(b)                                 if the ratio of Consolidated Total Net Debt to Consolidated EBITDA, as set out at any time other than during the Relevant Pro-Forma Period in the Consolidated Financial Statements or in the Consolidated Quarterly Financial Statements (as the case may be) or during the Relevant Pro-Forma Period as set out in the Consolidated Pro-Forma Financial Statements or in the Consolidated Quarterly Pro-Forma Financial Statements (as the case may be), in each case, most recently delivered in accordance with Clause 20.1 (Financial statements) of this Agreement (including for the avoidance of doubt the Consolidated Quarterly Financial Statements for the quarter ending 30 June 2012), is within the range set out below, then the Margin shall be the percentage per annum set out opposite such range in the margin grid table below:

Margin Grid Table

Ratio of Consolidated Net Debt to Consolidated EBITDA	(per cent. per annum)
Equal to or greater than 3.0x	2.25
Equal to or greater than 2.5x but lower than 3.0x	2.00
Equal to or greater than 2.0x but lower than 2.5x	1.75
Equal to or greater than 1.5x but lower than 2.0x	1.50
Lower than 1.5x	1.30

(and any reduction or increase in the Margin pursuant to this paragraph (b) shall take effect in relation to any Loan, 5 Business Days after receipt by the

Agent of the Compliance Certificate in respect of such financial statements pursuant to Clause 20.2 (Compliance Certificate));

(c)                                  for the avoidance of doubt, the reductions or increase in the Margin pursuant to paragraph (b) shall only take effect in relation to any Loans following delivery of the Consolidated Quarterly Financial Statements for the Quarter Date ending 30 June 2012and any Quarter Date thereafter;

(d)                                 if at any time an Event of Default has occurred and is continuing or if the financial statements referred to in (b) are not provided in accordance with Clause 20.1 (Financial statements) then the Margin shall be 2.25 per cent. per annum;

(e)                                  the change to the Margin set out in paragraph (d) above shall apply from and including the date on which an Event of Default has occurred or come into existence until but excluding the date on which such Event of Default is no longer continuing.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on:

(a)                                 the business, or financial condition of the Group taken as a whole;

(b)                                 the ability of an Obligor to perform its payment obligations under the Finance Documents; or

(c)                                  the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Material Subsidiary” means, at any time, a Subsidiary of the Italian Borrower whose total assets or turnover (excluding intra-Group items) then equal or exceed five per cent. (5%) of the Consolidated Total Assets or turnover of the Group. For this purpose:

(a)                                 the total assets or turnover of a Subsidiary of the Italian Borrower will be determined from its financial statements (consolidated if it has subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)                                 if a Subsidiary of the Italian Borrower becomes a member of the Group after the date on which the latest Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) of the Group have been prepared, the total assets or turnover of that Subsidiary will be determined from its latest financial statements;

(c)                                  the Consolidated Total Assets or turnover of the Group will be determined from the latest Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be), adjusted on any Quarter Date (where appropriate) to reflect the total assets or turnover of any company or business subsequently acquired or disposed of; and

(d)                                 if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Italian Borrower, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Italian Borrower will be, in the absence of manifest error, conclusive.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                 if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3) (37) of ERISA) contributed to for any employees of a U.S. Group Company or any ERISA Affiliate.

“New Lender” has the meaning given to that term in Clause 24 (Changes to the Lenders).

“Obligor” means a Borrower or a Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

“Optional Currency” means subject to Clause 4.3 (Conditions relating to the Optional Currency), US$.

“Original Financial Statements” means:

(a)                                 in relation to the Italian Borrower, the audited Consolidated Financial Statements for its financial year ended 31 December 2011;

(b)                                 in relation to the US Borrower, its audited financial statements for its financial year ended 31 December 2011; and

(c)                                  in relation to Luxottica S.r.l., its financial statements for its financial year ended 31 December 2011.

“Participating Member State” means any member state of the European Union that adopts or has adopted and continues to use the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Security” means any of the Security listed in paragraph (c) of Clause 22.3 (Negative pledge).

“Qualifying Lender” means:

(a)                                 with respect to Loans made or to be made to the Italian Borrower, a bank or financial institution duly authorised to carry out lending activity in Italy which, at the date of this Agreement or, in the case of an assignee or transferee under Clause 24 (Changes to the Lenders), at the date of such assignment or (as the case may be) at the date of the relevant Transfer Certificate is entitled to receive all payments under this Agreement free of any withholding tax on account of income tax in Italy, and in particular:

(i)                                     is resident in Italy for Tax purposes and, for the purpose of the Facility, does not act through a Facility Office which qualifies as a permanent establishment (stabile organizzazione) located outside Italy; or

(ii)                                  is lending through a Facility Office in Italy which qualifies as an Italian permanent establishment (stabile organizzazione) for which any payment received under the Facility is business income (reddito di impresa) pursuant to articles 81, 151 and 152, first paragraph, of Presidential Decree No. 917 of 22 December 1986; or

(iii)

(1)                                 is resident for Tax purposes in a country, other than a Black List Jurisdiction, which has a double taxation treaty in force with Italy which makes provision for full exemption from withholding or Tax imposed by Italy on the interest payments received as beneficial owner under this Agreement with respect to the Facility or, if such withholding or Tax is required, it is fully refundable; and

(2)                                 does not carry on business in Italy through a Facility Office which qualifies as an Italian permanent establishment (stabile organizzazione), nor carries on business through a permanent establishment in a Black

List Jurisdiction, with which any payment of interest under the Facility is effectively connected;

(b)                                 with respect to Loans made or to be made to the US Borrower, a bank or financial institution which, at the date of this Agreement or, in the case of assignee or transferee under Clause 24 (Changes to the Lenders), at the date of such assignment or (as the case may be) at the date of the relevant Transfer Certificate:

(i)                                     is entitled to receive all payments under this Agreement free of any withholding tax imposed by the United States of America other than a withholding tax imposed solely as a result of FATCA; and

(ii)                                  has delivered to the Obligor (1) two original copies of the United States Internal Revenue Service Form W-8BEN (or any successor form) certifying that it is a resident of a foreign country with which the United States has an income tax treaty and that it is entitled to exemption from United States withholding tax pursuant to the articles of such treaty relating to “Interest” and “Other Income” with respect to all payments to be made to the Lender under the Finance Documents under such treaty other than a withholding tax imposed solely as a result of FATCA, (2) two original copies of the United States Internal Revenue Service Form W-8ECI (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by the Lender of a trade or business within the United States, (3) two original copies of the United States Internal Revenue Service Form W-9 (or any successor form) certifying that the Lender is a United States person for United States federal income tax purposes or, (4) any other applicable form prescribed by the Internal Revenue Service certifying as to the Lender’s entitlement to exemption from United States withholding tax with respect to all payments to be made to the Lender under the Finance Documents other than a withholding tax imposed solely as a result of FATCA.

“Qualified Shareholder” means:

(a)                                 any Del Vecchio Family Member;

(b)                                 any company controlled or jointly controlled (under the meaning of IAS 31) by a Del Vecchio Family Member; or

(c)                                  any trust or other similar entity in which a Del Vecchio Family Member whether alone or together with one or more other Del Vecchio Family Members, has all or substantially all of the beneficial interests.

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                 (if the currency is euro) two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days); or

(b)                                 (if the currency is US$) two Business Days (with respect to London and New York) before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)                                 in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market; or

(b)                                 in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means, in relation to LIBOR the principal London offices of The Royal Bank of Scotland Plc, Crédit Agricole Corporate and Investment Bank, UniCredit Bank AG and Citibank, N.A. and, in relation to EURIBOR, the principal office in Milan of The Royal Bank of Scotland plc, Crédit Agricole Corporate and Investment Bank, UniCredit Bank AG and the principal office in London of Citibank, N.A. or such other banks as may be appointed by the Agent in consultation with the Italian Borrower.

“Register” has the meaning given to that term in Clause 28.18 (The Register).

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means in relation to euro, the European interbank market, and, in relation to US$, the London interbank market.

“Related Lender” means, in relation to a Designated Entity, the Lender which has designated that Designated Entity for the purpose of participating in Loans to a Borrower in a particular jurisdiction.

“Relevant Period” means each period of twelve months ending on the last day of the Italian Borrower’s financial year and each period of twelve months ending on the last day of each quarter of the Italian Borrower’s financial year.

“Relevant Pro-Forma Period” means in respect of any acquisition of a company by a member of the Group, the period from the date that acquisition is completed and ending on the Business Day immediately preceding the Quarter Date falling not less than twelve Months after the date on which that acquisition is completed.

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement), Clauses 19.9 (No Default) to Clause 19.24 (Investment Companies) (other than paragraph (b) of Clause 19.9 (No Default), Clause 19.10 (No misleading information) and paragraph (c) of Clause 19.11 (Financial statements)).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Rollover Loan” means one or more Loans:

(a)                                 made or to be made on the same day that a maturing Loan is due to be repaid;

(b)                                 the aggregate amount of which is equal to or less than the amount of the maturing Loan ;

(c)                                  in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6 (Unavailability of currency)); and

(d)                                 made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

“Screen Rate” means:

(a)                                 in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; and

(b)                                 in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

in each case displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Italian Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)                                 which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)                                 more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)                                  which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means 10 April 2017.

“Total Commitments” means the aggregate of the Commitments, being €500,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Italian Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)                                 the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)                                 the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001 (a) (16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories and possessions.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“US GAAP” means generally accepted accounting principles in the United States of America.

“U.S. Group Company” means any member of the Group incorporated in any State of the United States of America.

“Utilisation Date” means the date of a Loan, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means:

(a)                                 any value added Tax which is regulated by the Italian Presidential Decree 26th October 1972 No. 633 and any subsequent amendments to it and, more generally, any value added Tax as provided for in the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) as amended and implemented in the respective national value added Tax laws of the member states of the European Union; and

(b)                                 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2                               Construction

(a)                                 Unless a contrary indication appears any reference in this Agreement to:

(i)                                     the “Agent” shall be construed as a reference to (insofar as the currency specified in any Utilisation Request is the Base Currency) the Agent and (insofar as the currency specified in any Utilisation Request is the Optional Currency)) the Agent;

(ii)                                  the “Agent”, the “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(iii)                               the “Borrower” shall be construed as a reference to the Italian Borrower and/or the US Borrower as the context requires;

(iv)                              “assets” includes present and future properties, revenues and rights of every description;

(v)                                 a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(vi)                              “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)                           a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)                        a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)                              a provision of law is a reference to that provision as amended or re-enacted; and

(x)                                 a time of day is a reference to Milan time.

(b)                                 Section, Clause and Schedule headings are for ease of reference only.

(c)                                  Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                 A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

1.3                               Currency Symbols and Definitions

“US$” and “USD” denote lawful currency of the United States of America and “EUR”, “€” and “euro” means the single currency unit of the Participating Member States.

1.4                               Third party rights

(a)                                 Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                 Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITIES

2.                                      THE FACILITY

2.1                               The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a euro and USD multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2                               Increase

(a)                                 The Italian Borrower may by giving prior notice to the Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of:

(i)                                     the Available Commitments of a Defaulting Lender in accordance with Clause 8.6 (Right of cancellation in relation to a Defaulting Lender); or

(ii)                                  the Commitments of a Lender in accordance with Clause 8.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)                               the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Italian Borrower (each of which shall not be a Qualified Shareholder or a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an existing Lender;

(iv)                              each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Lender;

(v)                                 each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Lender;

(vi)                              the Commitments of the other Lenders shall continue in full force and effect; and

(vii)                           any increase in the Total Commitments shall take effect on the date specified by the Italian Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)                                 An increase in the Total Commitments will only be effective on:

(i)                                     the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)                                  in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Italian Borrower and the Increase Lender.

(c)                                  Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)                                 Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Italian Borrower shall, on the date upon which the increase takes effect pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with any increase in Commitments under this Clause 2.2.

(e)                                  Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)                                     an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)                                  the “New Lender” were references to that “Increase Lender”; and

(iii)                               a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3                               Designated Entities

(a)                                 A Lender may designate an Affiliate (a “Designated Entity”) as its Facility Office for the purpose of participating in Loans to a Borrower in a particular jurisdiction.

(b)                                 An Affiliate of a Lender may be designated for the purposes of paragraph (a) by:

(i)                                     appearing in the list of Designated Entities in Schedule 13 (List of Designated Entities) of this Agreement and signing this Agreement as a Designated Entity; or

(ii)                                  acceding as a Designated Entity by signing an accession agreement substantially in the form of Schedule 14 (Form of Designated Entity Accession Agreement).

(c)                                  The written consent of the Italian Borrower together with a notice to Luxottica U.S. Holdings Corp. is required for the accession of an Affiliate of a Lender as Designated Entity.

(d)                                 A Designated Entity does not have any Commitment and does not have any obligations under this Agreement prior to such Designated Entity participating in a Loan.

(e)                                  When a Designated Entity participates in a Loan:

(i)                                     subject to paragraph (f) below, it shall be entitled to all the rights of a Lender and have the corresponding obligations of a Lender, in each case under the Finance Documents relating to its participation in any such Loans; and

(ii)                                  the other parties to the Finance Documents shall treat the Designated Entity as a Lender for these purposes.

The Designated Entity is a party to this Agreement for these purposes.

(f)                                   For the purposes only of voting in connection with any Finance Document, the participation of a Designated Entity in any outstanding Loans shall be deemed to be a participation of the Related Lender.

(g)                                  A Related Lender will:

(i)                                     so long as the relevant Designated Entity is able to do so, procure that, subject to the terms of this Agreement, that Designated Entity participates in Loans to the Borrower(s) in the relevant jurisdiction designated in accordance with this Clause; and

(ii)                                  subject to the terms of this Agreement, remain liable to participate in any Loan in the event that the Designated Entity is unable or fails to do so.

(h)                                 Any notice or communication to be made to a Designated Entity shall be served directly on the Designated Entity at the address supplied to the Facility Agent by the Related Lender where the Related Lender or Designated Entity reasonably requests or, if no such request has been made, shall be delivered to the Related Lender in accordance with this Agreement.

(i)                                     A Designated Entity may assign or transfer any of its rights and obligations under this Agreement in respect of its participation in any Loan (and the Related Lender may assign or transfer any corresponding Commitment) in accordance with Clause 24 (Changes to the Lenders).

2.4                               Finance Parties’ rights and obligations

(a)                                 The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                                  A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                      PURPOSE

3.1                               Purpose

Each Borrower shall apply all amounts borrowed by it for the general corporate purpose of the Group.

3.2                               Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                      CONDITIONS OF UTILISATION

4.1                               Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent acting reasonably. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

4.2                               Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                 in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)                                 the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                               Conditions relating to the Optional Currency

US$ will constitute an Optional Currency in relation to a Loan if US$ are readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan.

4.4                               Maximum number of Loans

(a)                                 A Borrower may not deliver a Utilisation Request if as a result of the proposed Loan 10 or more loans would be outstanding.

(b)                                 Any Loan made by a single Lender under Clause 6 (Unavailability of currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.                                      UTILISATION

5.1                               Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                               Completion of a Utilisation Request

(a)                                 Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                     the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility;

(ii)                                  the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(iii)                               the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)                                 Only one Loan may be requested in each Utilisation Request.

5.3                               Currency and amount

(a)                                 The currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)                                 The amount of the proposed Loan must be:

(i)                                     if the currency selected is the Base Currency, a minimum of €15,000,000 and integral multiples of €15,000,000 or if less, the Available Facility; or

(ii)                                  if the currency selected is the Optional Currency, a minimum of US$15,000,000 and integral multiples of US$15,000,000, or if less, the Available Facility; and

(iii)                               in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4                               Lenders’ participation

(a)                                 If the conditions set out in this Agreement have been met, each Lender shall make its participation (if any) in each Loan available by the Utilisation Date through its Facility Office.

(b)                                 The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility of the Facility immediately prior to making the Loan.

(c)                                  The Agent shall determine the Base Currency Amount of each Loan which is to be made in the Optional Currency and shall notify each Lender of the amount, and the Base Currency Amount of each Loan and the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 31.1 (Payments to the Agent), in each case by the Specified Time.

5.5                              Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.                                      UNAVAILABILITY OF CURRENCY

If before the Specified Time on any Quotation Day:

(a)                                 a Lender notifies the Agent that the Optional Currency (if requested) is not readily available to it in the amount required; or

(b)                                 a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the Optional Currency (if requested) would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.                                      REPAYMENT

7.1                               Repayment of Loans

(a)                                 Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period and in full on the Termination Date.

(b)                                 Without prejudice to each Borrower’s obligation under paragraph (a) above, if:

(i)                                     one or more Loans are to be made available to a Borrower:

(A)                               on the same day that a maturing Loan is due to be repaid by that Borrower;

(B)                               in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6 (Unavailability of a currency)); and

(C)                               in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)                                  the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)                               if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)                                 the relevant Borrower will only be required to make a payment under Clause 31.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)                                 each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(B)                               if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)                                 the relevant Borrower will not be required to make a payment under Clause 31.1 (Payments to the Agent); and

(2)                                 each Lender will be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)                                  At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the last day of the Availability Period and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)                                 A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving 10 Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)                                  Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)                                   The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

8.                                      PREPAYMENT AND CANCELLATION

8.1                               Illegality

(a)                                 Except as provided in paragraph (b) below, if, at any time, it is or it becomes unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(i)                                     that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)                                  upon the Agent notifying the Italian Borrower, that Lender will be immediately released from its obligations under this Agreement to participate in any Loan;

(iii)                               unless the Agent receives a notice under paragraph (b) below by the time specified in that paragraph, the Commitment of that Lender will be immediately cancelled and each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Italian Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent which shall not be earlier than the last date as determined by applicable law or regulation for the repayment of any such Loan.

(b)

(i)                                     Upon the Agent notifying the Italian Borrower in accordance with paragraph (a)(ii) above, the Italian Borrower may, subject to paragraph (b)(ii) below, notify the Agent in writing of its intention to arrange a transfer or assignment in accordance with this Agreement of the whole (but not part only) of that Lender’s Commitments and participations in the Loans to a new or existing Lender willing to accept that transfer or assignment and acceptable to the Italian Borrower;

(ii)                                  Any notice delivered by the Italian Borrower under paragraph (b)(i) above must be received by the Agent by 11.00 a.m. on the earlier of the third Business Day after the Agent notifies the Italian Borrower under paragraph (a) above, the Business Day immediately preceding the last Business Day of the first Interest Period for any relevant Loan which ends after the Agent notifies the Italian Borrower under paragraph (a) above and the Business Day immediately preceding the date specified by the Lender in the notice delivered to the Agent under paragraph (a) above (being no earlier than the last day of any applicable grace period permitted by law);

(iii)                               Any transfer or assignment arranged by the Italian Borrower under paragraph (b)(i) above shall be for cash at par and take effect on the last day of the then current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Agent under paragraph (a)(i) above (being no earlier than the last day of any applicable grace period permitted by law); and

(c)                                  The Italian Borrower shall notify the Agent promptly after any such transfer or assignment.

8.2                               Change of control

(a)                                 If any person or group of persons (acting in concert) other than a Qualified Shareholder gains the control of either Borrower (a “Control Event”), the Borrower shall promptly, as soon it can do so without breaching any applicable law or regulation or contract and subject always to Clause 26 (Confidentiality), notify the Agent upon becoming aware of that event.

(b)                                 If a Control Event has occurred and within 45 days following the earlier of the date on which (i) the Agent receives the notice referred to in paragraph (a); and (ii) the Agent becomes otherwise aware of the occurrence of a Control Event, the Agent, so instructed by the Majority Lenders, declares that the Total Commitments are cancelled and all outstanding Loans, together with all other amounts accrued under the Finance Documents are immediately due and payable by delivering a written notice to the Borrower to this effect, then all outstanding Loans, together with accrued interest, Break Costs, if any, and all other amounts accrued under the Finance Documents, shall become immediately due and payable and the Borrower shall repay or prepay such Loans upon receipt of the relevant notice.

(c)                                  For the purposes of this Clause 8.2 “control” shall be construed in accordance with the first and second paragraphs of Article 2359 of the Italian Civil Code and Article 93 of Legislative Decree No. 58 of 24 February 1998 (as subsequently amended or supplemented).

8.3                               Voluntary cancellation

Each Borrower may, if it gives the Agent not less than 7 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €10,000,000) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4                               Voluntary Prepayment of Loans

A Borrower to which a Loan has been made may, if it gives the Agent not less than 7 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay without penalty the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of €10,000,000 or USD 10,000,000).

8.5                               Right of replacement or repayment and cancellation in relation to a single Lender

(a)                                 If:

(i)                                     any sum payable to any Lender by an Obligor is required to be increased under paragraph 13.2(c) of Clause 13.2 (Tax gross-up); or

(ii)                                  any Lender claims indemnification from either Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)                               any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Italian Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement for that increase or indemnification continues or (in the case of paragraph (iii) above) the Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)                                 On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                                  On the last day of each Interest Period which ends after the Italian Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Italian Borrower in that notice), each Borrower in relation to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)                                 The Italian Borrower may, in the circumstances set out in paragraph (a) above, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Italian Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)                                  The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)                                     the Borrowers shall have no right to replace the Agent;

(ii)                                  neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)                               the assignment or transfer made in accordance with Clause 24 (Changes to the Lenders) shall be for cash at par;

(iv)                              in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)                                 the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)                                   A Lender shall perform the checks described in paragraph (e) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and following receipt of all necessary “know your customer” or other similar documentation and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

8.6                               Right of cancellation in relation to a Defaulting Lender

(a)                                 If any Lender becomes a Defaulting Lender, the Italian Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)                                 On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)                                  The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.7                               Restrictions

(a)                                 Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                 Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (other than in the case of prepayment under Clause 8.1 (Illegality) in respect of which no Break Costs shall be payable), without premium or penalty.

(c)                                  Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)                                 The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                  Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                   If an Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the affected Borrower or the affected Lender, as appropriate.

(g)                                  If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (f) shall reduce the Commitments of the Lenders rateably.

SECTION 5

COSTS OF UTILISATION

9.                                      INTEREST

9.1                               Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                 Margin;

(b)                                 in relation to any Loan in euro, EURIBOR or, in relation to any Loan made in USD, LIBOR;

(c)                                  in relation to any Loan made in USD only, a premium of 0.35 per cent per annum; and

(d)                                 Mandatory Cost, if any.

9.2                               Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

9.3                               Italian Usury Law

The Parties mutually acknowledge that the rate of interest applicable to Loans to any Italian Obligor under this Agreement (including the relevant component of any applicable fee and expense) determined as of the date of execution of this Agreement is believed in good faith to be in compliance with Law No. 108 of 7 March 1996 as amended (the “Italian Usury Law”). In any event, the Parties agree and accept that if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest applicable to a Loan to any Italian Obligor and/or the default rate of interest (if due at such time to any Italian Obligor) at any time is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to such Italian Obligor shall be automatically reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement.

9.4                               Default interest

(a)                                 If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by an Agent.

(b)                                 If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                     the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                  the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)                                  Default interest (if unpaid) arising on an overdue amount will not be compounded with the overdue amount at the end of each Interest Period and will remain immediately due and payable.

9.5                               Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.                               INTEREST PERIODS

10.1                        Selection of Interest Periods

(a)                                 A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)                                 Subject to this Clause 10, a Borrower may select an Interest Period of one, three or six Months or any other period agreed between a Borrower and the Agent (acting, in the case of a period shorter than one Month or longer than six Months, on the instructions of all the Lenders).

(c)                                  An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)                                 Each Interest Period for a Loan shall start on the relevant Utilisation Date.

(e)                                  A Loan has one Interest Period only.

10.2                        Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.                               CHANGES TO THE CALCULATION OF INTEREST

11.1                        Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2                        Market disruption

(a)                                 If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                     the Margin;

(ii)                                  the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                               the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                                 In this Agreement “Market Disruption Event” means :

(i)                                     at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)                                  before close of business in Milan on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, LIBOR.

11.3                        Alternative basis of interest or funding

(a)                                 If a Market Disruption Event occurs and the Agent or the Italian Borrower so requires, the Agent and the Italian Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                 Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Italian Borrower, be binding on all Parties.

11.4                        Break Costs

(a)                                 Subject to paragraph (b) of Clause 8.7 (Restrictions), each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                 Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.                               FEES

12.1                        Commitment fee

(a)                                 The Borrowers shall pay to the Agent (for the account of each Lender) an aggregate fee in euro computed at the rate of 35 per cent. per annum of the applicable Margin on that Lender’s Available Commitment for the Availability Period.

(b)                                 The accrued commitment fee is payable in arrears on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)                                  No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2                        Utilisation Fee

(a)                                 The Borrowers shall pay to the Agent (for the account of each Lender):

(i)                                     0.25 per cent. per annum on the daily total amount of Loans drawn under the Facility (the “Total Loans”) for each day that the Total Loans are in an amount which is less than or equal to 33 1/3 per cent. of the Total Commitments; or

(ii)                                  0.55 per cent. per annum on the Total Loans for each day that the Total Loans are in an amount which is greater than 33 1/3 per cent. but is less than or equal to 66 2/3 per cent. of the Total Commitments; or

(iii)                               1.00 per cent. per annum on the Total Loans for each day that the Total Loans are in an amount greater than 66 2/3 per cent. of the Total Commitments.

(b)                                 The accrued utilisation fee is payable in arrears (i) on the last day of each successive period of three Months during the period starting from the date of this Agreement and which ends on the Termination Date; (ii) if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective; and (iii) on the Termination Date.

(c)                                  The utilisation fee is not payable in respect of any day(s) on which the Facility is not utilised.

12.3                        Facility fee

The Borrowers shall pay to the Mandated Lead Arranger a facility fee in the amount and at the times agreed in the Facility Fee Letter.

12.4                        Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Agency Fee Letters.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.                               TAX GROSS-UP AND INDEMNITIES

13.1                        Definitions

(a)                                 In this Agreement:

“Qualifying Lender” has the meaning given to it in Clause 1.1 (Definitions).

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or refund or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender, described in paragraphs (a)(iii) of the definition of Qualifying Lender.

(b)                                 Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination acting reasonably and in good faith.

13.2                        Tax gross-up

(a)                                 Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 The Italian Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Italian Borrower and that Obligor.

(c)                                  Except as provided in paragraphs (d) and (g) below, if a Tax Deduction is required by law to be made by an Obligor or the Agent, then in either case, the Obligor shall increase the amount of the payment due from that Obligor (or the Agent, as the case may be) to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 An Obligor is not required to make an increased payment to a Lender under paragraph (c) above by reason of a Tax Deduction imposed by the Republic of Italy or, as the case may be, United States of America on any payment under this Agreement, if on the date on which the payment falls due:

(i)                                     the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than (A) as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application) of any law, treaty, or any published practice or published concession of any relevant taxing authority; or (B) as a result of the action or omission to act by an Obligor including but not limited to the failure to deliver any relevant tax certificates;

(ii)                                  the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) below; or

(iii)                               without prejudice to Clause 37.7 (FATCA Non consenting Lender), the Tax Deduction is a FATCA Deduction.

(e)                                  If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                   Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                  If a Tax Deduction is required by law to be made by an Obligor or the Agent and such Tax Deduction results from a transfer by a Lender of its interest in a Facility or arises for or on account of Tax under legislation in force on the date of this Agreement and the Lender did not comply with its obligations to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction, an Obligor shall not be obligated to pay any additional amounts in respect of any such Tax Deduction pursuant to paragraph (c) above.

(h)                                 A Lender and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(i)                                     Each Lender (other than Banco Santander S.A. with respect to Loans made or to be made to the US Borrower) (or, where appropriate, the Designated Entity which is its Affiliate) confirms to the Borrower that at the date hereof it is a Qualifying Lender and hereby agrees that it shall promptly notify the Obligors and the relevant Agent if at any time from the date hereof it ceases to be a Qualifying Lender.

13.3                        Tax indemnity

(a)                                 The Borrowers shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (provided that such Protected Party provides the Italian Borrower with written evidence of the loss, liability or cost so determined) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document other than any such loss, liability or cost that results from a transfer by a Lender of its interest in the Facilities or that arises on account of Tax under legislation in force on the date of this Agreement.

(b)                                 Paragraph (a) above shall not apply:

(i)                                     with respect to any Tax assessed on a Finance Party:

(A)                               under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

(B)                               under the law of the jurisdiction in which that Finance Party’s Facility Office which qualifies as a permanent establishment (stabile organizzazione) is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable or permanent establishment profits or attributable to an equivalent aggregate income tax base as defined in the relevant income tax provisions (but not any sum deemed to be received or receivable including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction) by that Finance Party; or

(ii)                                  to the extent a loss, liability or cost:

(A)                               is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)                               would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph 13.2(d) or 13.2(g) of Clause 13.2 (Tax gross-up) applied.

(c)                                  A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Borrowers.

(d)                                 A Protected Party shall, on receiving a payment from an Obligor under this Clause, notify the Agent.

13.4                        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                 a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)                                 that Finance Party has obtained, utilised and fully retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor, provided always that nothing herein shall require that Finance Party to disclose any confidential information relating to its affairs.

13.5                        Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)                                 not a Qualifying Lender;

(b)                                 a Qualifying Lender (other than a Treaty Lender); or

(c)                                  a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 13.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Italian Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6                        Stamp taxes

The Borrowers shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes (including without limitation any imposta sostitutiva) payable in respect of any Finance Document (excluding for the avoidance of doubt, any stamp registration and other similar taxes arising or incurred in connection with a transfer or assignment or novation of any Facility or part thereof, unless such transfer or assignment or novation is entered into at the request of an Obligor and/or, in the case of novation, for the benefit of an Obligor).

13.7                        Value added tax

(a)                                 All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Finance Party shall provide a VAT invoice to such Obligor.

(b)                                 If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) in connection with any Finance Document, and any Party is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier, such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.

(c)                                  Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment of the VAT.

13.8                        FATCA Information

(a)                                 Subject to paragraph (b) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)                                     confirm to that other Party whether it is:

(A)                               a FATCA Compliant Party; or

(B)                               not a FATCA Compliant Party; and

(ii)                                  supply to that other Party such information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)                                 Each Party shall promptly inform the Agent as soon as it becomes aware that it is not or will not be a FATCA Compliant Party.

(c)                                  Paragraphs (a) and (b) above shall not oblige:

(i)                                     any Finance Party to do anything which would constitute a breach of:

(A)                               any law or regulation;

(B)                               any policy of that Finance Party;

(C)                               any duty of confidentiality; or

(D)                               would be otherwise prejudicial to that Finance Party; or

(ii)                                  any Lender to confirm to another Lender whether it is:

(A)                               a FATCA Compliant Party; or

(B)                               not a FATCA Compliant Party.

14.                               INCREASED COSTS

14.1                        Increased costs

(a)                                 Subject to Clause 14.3 (Exceptions) the Borrowers shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement and shall include, for the avoidance of doubt, the implementation or application of, or compliance with Basel III or any law or regulation that implements or applies Basel III.

(b)                                 In this Agreement “Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is reasonably incurred or suffered and documented by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2         Increased cost claims

(a)                                  A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)                                 Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3         Exceptions

(a)                                  Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                  compensated for under another Clause (or would have been but for an exception to that Clause);

(iii)                               attributable to any breach by any Finance Party or its Affiliates of any law or regulation;

(iv)                              arising from or as a consequence of any transfer or sub-participation of a Lender’s interest in the Facilities as at the date of such transfer;

(v)                                 attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (save, for the avoidance of doubt, where this arises as a result of the implementation of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)                                 In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.           OTHER INDEMNITIES

15.1         Currency indemnity

(a)                                  If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against that Obligor; or

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (1) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (2) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2         Other indemnities

The Borrowers shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                  the occurrence of any Event of Default;

(b)                                 a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)                                  funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                 a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

15.3         Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                  investigating any event which it reasonably believes is a Default; or

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.           MITIGATION BY THE LENDERS

16.1         Mitigation

(a)                                  Each Finance Party shall, in consultation with the Italian Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2         Limitation of liability

(a)                                  The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred and documented by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)                                 A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.           COSTS AND EXPENSES

17.1         Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.10 (Change of currency), the Borrowers shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including, if necessary or advisable after consultation with the Italian Borrower, tax counsel fees in relation to, or in connection with, any amendment or waiver referred to in paragraph (a)(ix) of Clause 37.2 (Exceptions) and pre-agreed legal fees) reasonably incurred and documented by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.2         Enforcement costs

The Borrowers shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees and any registration taxes) incurred and documented by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.           GUARANTEE AND INDEMNITY

18.1         Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                  guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)                                 undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall within five Business Days of receiving a demand pay that amount as if it was the principal obligor; and

(c)                                  indemnifies each Finance Party within five Business Days of receiving a demand against any cost, loss or liability reasonably incurred or suffered and documented by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2         Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3         Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(i)            the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(ii)           each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4         Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by any act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)                                  any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                  any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)                                    any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                 any insolvency or similar proceedings.

18.5         Immediate recourse

Subject to Clause 18.6 (Requirement of notice), each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6         Requirement of notice

A Finance Party may not make any claim against a Guarantor unless such Finance Party has first delivered a written notice to the relevant Borrower notifying it of its failure to perform its payment obligations under the Finance Documents.

18.7         Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8         Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)                                  to be indemnified by an Obligor;

(b)                                 to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)                                 to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and Indemnity);

(e)                                  to exercise any right of set-off against any Obligor; and/or

(f)                                    to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

18.9         Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10       Limitations

(a)                                  Notwithstanding anything to the contrary contained herein or in any other Finance Document, the parties hereto agree that:

(i)            Pursuant to article 1938 of the Italian Civil Code, the maximum amount that Luxottica Group S.p.A. may be required to pay in respect of its obligations as Guarantor under this Agreement shall not exceed the amount equal to euro 750,000,000.00 (or its equivalent).

(ii)           The liability of Luxottica S.r.l. as Guarantor shall not exceed at any time maximum aggregate amount of any intercompany loans (or any financial support in any form) advanced or made available to Luxottica S.r.l. (or any of its direct or indirect Subsidiaries) by any Obligor or any other member of the Group after the date of this Agreement as resulting from time to time from the latest duly approved financial statements (bilancio di esercizio) of Luxottica S.r.l. (or, as the case may be, that direct or indirect Subsidiary) euro 750,000,000.00 (or its equivalent).

(iii)          In any event, pursuant to article 1938 of the Italian Civil Code, the maximum amount that Luxottica S.r.l. may be required to pay in respect of its obligations as Guarantor under this Agreement shall not exceed the amount equal to euro 750,000,000.00 (or its equivalent).

(iv)          Luxottica U.S. Holdings Corp.’s liability as Guarantor (in such capacity the “US Guarantor”) hereunder shall be limited to an amount not to exceed as of any date of determination the greater of:

(A)                              the net amount of all Loans and other extensions of credit advanced under the Finance Documents and directly or indirectly re-loaned or otherwise transferred to, or incurred for the benefit of, the US Guarantor, plus interest thereon at the applicable rate specified in this Agreement; or

(B)                                the amount that could be claimed by the Agent and Lenders from the US Guarantor under this Guarantee without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, the US Guarantor’s right of contribution and indemnification from each other Guarantor under paragraph (b) below; and

(b)           To the extent that any Guarantor shall make a payment under this Guarantee (a “Guarantor Payment”) of all or any obligations of the Borrowers (“Guaranteed Obligations”) that, taking into account all other Guarantor Payments then previously or concurrently made by the other Guarantors, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Guarantee without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer

Act, Uniform Fraudulent Conveyance Act or similar statute or common law of the jurisdiction of such Guarantor.

This paragraph (b) is intended only to define the relative rights of Guarantors and nothing set forth in this paragraph (b) is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guarantee.

The rights of the parties under this paragraph (b) shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations and the termination of the Facility Agreement and the other Finance Documents.

The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

18.11       Additional Guarantors

(a)                                  Subject to compliance with the provisions of Clause 20.7 (“Know your customer” checks), the Italian Borrower may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)                                     the Italian Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)                                  the Agent has received all of the documents and other evidence listed in Part I of Schedule 11 (Additional Guarantors) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably and in good faith).

(b)                                 The Agent shall notify the Borrowers and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it but acting reasonably and in good faith) all the documents and other evidence listed in Part I of Schedule 11 (Additional Guarantors).

(c)                                  Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.           REPRESENTATIONS

Other than expressly provided to the contrary in this Clause 19, each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1         Status

(a)                                  It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation subject to Clause 22.7 (Merger).

(b)                                 It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted save to the extent otherwise permitted by the terms of this Agreement.

19.2         Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

19.3         Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                  any law or regulation applicable to it;

(b)                                 its or any of its Subsidiaries’ constitutional documents; or

(c)                                  any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets in any material respect.

19.4         Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5         Validity and admissibility in evidence

All Authorisations required:

(a)                                  to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)                                 to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6         Governing law and enforcement

(a)           The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)                                 any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation,

in each case subject to any general principles of law specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

19.7         Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to the Finance Parties which are Qualifying Lenders, provided that each such Finance Party that is or becomes eligible under any taxation treaty for a withholding tax exemption takes any action required to be taken under the relevant laws or regulations to benefit from such withholding tax exemption.

19.8         No filing or stamp taxes

Under the laws of its jurisdiction of incorporation, it is not necessary that this Agreement or any of the Finance Documents be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement or the Finance Documents or the transactions contemplated by the Finance Documents save for:

(a)                                  if this Agreement or a Finance Document is enforced in Italy either by way of a direct court judgment or an exequatur of a judgment rendered outside Italy, the following taxes may become payable:

(i)            a registration tax at a rate not exceeding 3 per cent. on any amount awarded under the judgment (however, no ad valorem registration tax, but a fixed amount of € 168, applies if the amount awarded under the judgment is subject to VAT, even in the case where the VAT exemption regime is applicable); and

(ii)           a further registration tax at a rate of up to 3 per cent. on any amount outstanding under this Agreement or a Finance Document if the judgment refers to this Agreement or such Finance Document provided that it is entered into between the same parties to which the judgment is rendered and this Agreement or such Finance Document has not been previously registered;

(b)                                 if this Agreement or any Finance Document is filed with any public body or any court in connection with the performance of any administrative functions (caso d’uso) in Italy, registration tax may become payable in relation to this Agreement or any Finance Document, at a rate up to 3 per cent. on any amount outstanding thereunder;

(c)                                  if the contents of this Agreement or of any Finance Document are referred to in a subsequent document which is entered into between the same parties and is subject to registration (enunciazione), then registration tax may become payable in relation to this Agreement or any Finance Document a rate up to 3 per cent;

(d)                                 if this Agreement or any Finance Document is filed with any public body or any court in connection with the performance of any administrative functions (caso d’uso) in Italy, stamp duties will become payable currently in the amount of €14.62; and

(e)                                  any registration or filing required to be made with the US Securities and Exchange Commission, Commissione Nazionale per le Società e la Borsa (CONSOB) or any other regulatory authority.

19.9         No default

(a)                                  No Event of Default is continuing or would reasonably be expected to result from the making of any Loan.

(b)                                 No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its assets or the assets of any of its Subsidiaries are subject which is reasonably likely to have a Material Adverse Effect.

19.10       No misleading information

(a)                                  Any factual written information supplied by any member of the Group pursuant to the terms of this Agreement (the “Information”) is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated.

(b)                                 To the best of its knowledge and belief, nothing has occurred or been omitted from the Information which would result in the Information being untrue or misleading in any material respect.

(c)                                  Any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed to be reasonable at the time such financial projections were prepared.

(d)                                 The representations and warranties in this Clause 19.10 are made as and when the relevant information is provided.

19.11       Financial statements

(a)                                  The most recent audited Consolidated Financial Statements (in the case of the Italian Borrower) and audited consolidated financial statements (in the case of the US Borrower) delivered to the Agent were prepared in accordance with GAAP consistently applied.

(b)                                 The most recent audited Consolidated Financial Statements (in the case of the Italian Borrower) and audited consolidated financial statements (in the case of the US Borrower) delivered to the Agent in each case fairly represent the consolidated financial condition and operations of the relevant company or the Group in the case of the Italian Borrower during the relevant financial year.

(c)                                  There has been no material adverse change in the business or consolidated financial condition of the Group since the date of the Original Financial Statements which would affect the Borrowers’ ability to perform their payment obligations under the Finance Documents.

19.12       Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13       No proceedings pending or threatened

No litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect.

19.14       Environmental matters

(a)                                  Each member of the Group has performed and observed in all material respects all Environmental Laws, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity, in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

(b)                                 No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group which is reasonably likely to be adversely determined and if so determined is reasonably likely to have a Material Adverse Effect.

19.15       Taxation

(a)                                  It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties where failure to do so is reasonably likely to have a Material Adverse Effect (save to the extent that (i) payment is being contested in good faith, and (ii) payment can be lawfully withheld).

(b)                                 It is not materially overdue in the filing of any Tax returns when failure to do so is reasonably likely to have a Material Adverse Effect.

(c)                                  No claims are being or are reasonably likely to be asserted against it with respect to Taxes which are reasonably likely to be determined against it and, if so determined, are reasonably likely to have a Material Adverse Effect.

19.16       Intellectual Property

It is not aware of any adverse circumstance relating to validity, subsistence or use of any of the Group’s Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

19.17       Security

Save for Permitted Security, no Security exists over all or any of the assets of any member of the Group.

19.18       Consents and Approvals and compliance with U.S. regulations

(a)                                  All consents, licences, authorisations and other approvals necessary for the conduct of the business of any member of the Group as carried on at the date hereof have been, or when required will be obtained where failure to obtain would reasonably be expected to have a Material Adverse Effect, their terms and conditions have been complied with where any failure to comply would reasonably be expected to have a Material Adverse Effect and they have not been and, so far as it is aware, will not be revoked or otherwise terminated where such revocation or termination is reasonably likely to have a Material Adverse Effect.

(b)                                 It is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

19.19       No Winding-up

Save for any Corporate Reconstruction as defined in and permitted by Clause 22.7 (Merger) and any other solvent reorganisation or solvent liquidation of any member of the Group (and solely in the case of a solvent liquidation, other than an Obligor), no Obligor nor any of its Material Subsidiaries have taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief having made all reasonable enquiry) threatened in writing against any Obligor nor any of its Material Subsidiaries for its winding-up, dissolution, administration, extraordinary administration (amministrazione straordinaria), bankruptcy (fallimento) or composition with creditors (concordato preventivo) unless any Agreed Exception applies to such procedure.

19.20       Pension Schemes

Each member of the Group is in compliance with all applicable laws and contracts relating to pension schemes (if any) for the time being operated by it or in which it participates and each such pension scheme is adequately funded based on reasonable actuarial assumptions and recommendations as required by law in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

19.21       ERISA and Multiemployer Plans

(a)                                  Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Employee Plan which is intended to be qualified under Section 401 (a) of the Code has been determined by the IRS to be so qualified.

(c)                                  There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not have a Material Adverse Effect.

(d)                                 Neither the U.S. Group Company nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect, and if each of the U.S. Group Companies and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date hereof, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(e)                                  Each U.S. Group Company and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(f)                                    Neither any U.S. Group Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect.

(g)                                 No Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code, except as would not reasonably be expected to have a Material Adverse Effect.

(h)                                 Neither an Obligor nor any of its ERISA Affiliates has received any notice, of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status, within the meaning of Section 305 of ERISA, except to the extent that such imposition of liability or determination would not reasonably be expected to have a Material Adverse Effect.

19.22       US Anti-Terrorism Laws

Each U.S. Group Company:

(a)                                  has taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws and Anti-Money Laundering Laws;

(b)                                 is not a Designated Person; and

will not use any part of the proceeds from any Loan on behalf of any Designated Person or will otherwise use, directly by it or indirectly through any Material Subsidiary, such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

19.23       Federal Reserve Regulations

(a)                                  No Obligor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

19.24       Investment Companies

(a)                                  No Obligor, nor any Subsidiary of a US Obligor, is or is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940 (the “1940 Act”).

(b)                                 Neither the making of any Loan, or the application of the proceeds or repayment of any Loan by any Obligor nor the consummation of the other transactions contemplated by this agreement will violate any provision of such act or any rule, regulation or order of the SEC under the 1940 Act.

19.25       Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

20.           INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1         Financial statements

(a)                                  The Italian Borrower shall supply or procure the supply to the Agent in sufficient copies for all the Lenders:

(i)                                     as soon as practicable after the same become available, but in any event within 150 days after the end of each of its financial years its audited Consolidated Financial Statements for that financial year and (during the Relevant Pro-Forma Period), the Consolidated Pro-Forma Financial Statements; and

(ii)                                  as soon as practicable after the same become available, but in any event within 90 days after the end of each quarter (other than the last quarter in any financial year) of its financial years its Consolidated Quarterly Financial Statements and (during the Relevant Pro-Forma Period) the Consolidated Quarterly Pro-Forma Financial Statements for that quarter. For the avoidance of doubt, the first Consolidated Quarterly Financial Statement to be delivered hereunder shall be those relating to the quarter ending on 31 March 2012.

(b)                                 The US Borrower shall supply or procure the supply to the Agent (in sufficient copies for all the Lenders) as soon as practicable after they become available, but in any event within 150 days of each of its financial years its audited consolidated financial statements for that financial year.

(c)                                  If so requested by the Agent, Luxottica S.r.l. shall supply to the Agent in sufficient copies for all the Lenders, as soon as they become available, but in any event within 180 days of each of its financial years its financial statements which have been prepared in accordance with GAAP for that financial year.

20.2         Compliance Certificate

(a)                                  The Italian Borrower shall supply or procure to supply to the Agent, with each set of financial statements delivered pursuant to paragraph (c) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)                                 Each Compliance Certificate shall be signed by an Authorised Signatory and, other than during the Relevant Pro-Forma Period if required to be delivered with the financial statements delivered pursuant to paragraph 20.1(a)(i) of Clause 20.1 (Financial statements), by the Italian Borrower’s auditors, it being agreed that should the Italian Borrower’s auditors refuse to sign the compliance certificate for internal policy reasons of such auditors (but not, for the avoidance of doubt, by reason of breach of the relevant financial covenant) this shall not be an Event of Default but the Italian Borrower shall nevertheless use reasonable endeavours to ensure that its auditors provide some other form of confirmation in a form and substance satisfactory to the Lenders.

20.3         Requirements as to financial statements

(a)                                  Each set of financial statements delivered by the Borrowers pursuant to Clause 20.1 (Financial statements) shall be certified by an Authorised Signatory of the relevant Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)

(i)                                     The Italian Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, and in respect only of the Consolidated Financial

                                                Statements and Consolidated Quarterly Financial Statements using accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be), it notifies the Agent that there has been a change in GAAP, or the accounting practices or reference periods and its auditors deliver to the Agent:

(A)                              a description of any change necessary for those Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be) to reflect the GAAP, accounting practices and reference periods upon which its Original Financial Statements were prepared; and

(B)                                sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the consolidated financial position indicated in those financial statements and its Original Financial Statements.

(ii)           If the Italian Borrower notifies the Agent of a change in accordance with paragraph (i) above then, subject to paragraph (iii) below, the Italian Borrower and Agent shall enter into negotiations in good faith with a view to agreeing:

(A)          whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)           if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(iii)          There shall be no obligation on the Borrowers to negotiate or agree to amendments in accordance with paragraph (ii) above to reflect, or as a result of a change to the extent that it relates to, matters the subject of The International Financial Reporting Interpretations Committee (IFRIC) interpretation IFRIC 4 entitled ‘Determining whether an Arrangement contains a Lease’ and the accounting treatment of leases.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4         Information: miscellaneous

The Borrowers shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                  all documents dispatched by the Borrowers to all of their respective creditors generally (in their capacity as creditor), or any class of them, at the same time as they are dispatched or as soon as practicable thereafter;

(b)                                 at the same time as they are dispatched, copies of all documents dispatched by the Borrowers to their shareholders generally (or any class of them) provided that, if the Borrowers supply such information through the Italian Borrower’s website to shareholders and notify the Agent of the publication of such information onto such website, such information will not need to be delivered to the Agent in paper form;

(c)                                  as soon as practicable upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, which are reasonably likely to be adversely determined and which would, if adversely determined, have a Material Adverse Effect; and

(d)                                 promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request which the Borrowers can provide without breaching any applicable law or regulation or contract.

20.5         Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.6         Use of websites

(a)                                  The Borrowers may satisfy their obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Italian Borrower and the Agent (the “Designated Website”) if:

(i)            the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)           both the Borrowers and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)          the information is in a format previously agreed between the Borrowers and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrowers accordingly and the Borrowers shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.

(b)                                 The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Agent.

(c)                                  Each Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)            the Designated Website cannot be accessed due to technical failure;

(ii)           the password specifications for the Designated Website change;

(iii)          any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)          any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)           it become aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If a Borrower notifies the Agent under paragraph (i) or paragraph (v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                                 Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

20.7         “Know your customer” checks

(a)                                  Each Obligor shall (subject always to Clause 26 (Confidentiality)) promptly upon the request of the Agent or any Lender supply through the Agent, or procure the supply through the Agent of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

(b)                                 Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

21.           FINANCIAL COVENANTS

21.1         Financial definitions

In this Clause 21:

“Consolidated EBITDA” means in respect of any Relevant Period, the consolidated income from operations of the Group for that Relevant Period after adding back all amounts deducted from consolidated income from operations for depreciation, amortisation, write-downs of goodwill and other intangible assets, and extraordinary or non-recurring items, as determined (a) at any time other than during the Relevant Pro-Forma Period, from the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be), or (b) during the Relevant Pro-Forma Period, from the Consolidated Pro-Forma Financial Statements or the Consolidated Pro-Forma Quarterly Financial Statements (as the case may be).

“Consolidated Net Finance Charges” means for any Relevant Period the consolidated amount of interest expense of the Group, minus interest income, all as determined from (a) at any time other than during the Relevant Pro-Forma Period, the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be), or (b) during the Relevant Pro-Forma Period, from the Consolidated Pro-Forma Financial Statements or the Consolidated Pro-Forma Quarterly Financial Statements (as the case may be).

“Consolidated Total Net Debt” means at the end of any Relevant Period, as determined from the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be), the sum of:

(a)                                  bank overdrafts; plus

(b)                                 current portion of notes payable; plus

(c)                                  current portion of long term debt; plus

(d)                                 notes payable; plus

(e)                                  long term debt,

less:

(f)                                    Cash and Cash Equivalents; and

(g)                                 Restricted Cash.

“Restricted Cash” means cash held as security against loans and other bank indebtedness.

21.2        Financial condition

The Italian Borrower shall ensure that:

(a)           Consolidated Total Net Debt in respect of any Relevant Period shall not at any time exceed 3.5 times the Consolidated EBITDA for such Relevant Period.

(b)           Consolidated EBITDA in respect of any Relevant Period shall not be less than 5 times the Consolidated Net Finance Charges for such Relevant Period.

21.3        Financial testing

The financial covenants set out in Clause 21.2 (Financial condition) shall be tested by reference to (a) at any time other than during the Relevant Pro-Forma Period, each of the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate), or (b) during the Relevant Pro-Forma Period, each of the Consolidated Pro-Forma Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

22.          GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1        Authorisations

Each Obligor shall promptly comply with and do all that is necessary to maintain in full force and effect and obtain any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure (subject to any general principles of law specifically referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent)) the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2        Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply is reasonably likely to have a Material Adverse Effect.

22.3        Negative pledge

In this Clause 22.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below,

(a)           No Obligor shall (and the Italian Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)           No Obligor shall (and the Italian Borrower shall ensure that no other member of the Group will):

(i)            sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)           sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)          enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)          enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)           Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security listed below:

(i)            any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)           any Security created by a member of the Group in the ordinary course of its banking or investment arrangements under the customary terms of a bank or securities intermediary where such member maintains an account;

(iii)          any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)          hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)          its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)          any lien arising by operation of law and in the ordinary course of trading;

(v)           any Security or Quasi-Security securing indebtedness permitted under paragraph (b) of Clause 22.12 (Indebtedness for Borrowed Money), to the extent such Security or Quasi-Security is discharged within the date falling six months after the date of the relevant acquisition provided that if it is not so discharged it shall be permitted to the extent it falls within the basket set out in paragraph (x) below;

(vi)          any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(vii)         any Security or Quasi-Security in connection with deposits to landlords for lease rentals or to any tax or customs & excise authority, utility company or car leasing company, in each case granted in the ordinary course of the business of the relevant member of the Group;

(viii)        any cash collateral granted in relation to the issue of a Bank Guarantee up to an amount equal to €15,000,000 in the aggregate at any time (without double counting any liability of the Borrower under such Bank Guarantee);

(ix)          any Security or Quasi-Security in connection with the sale of receivables on recourse terms and/or factoring the principal amount of which does not in aggregate exceed €50,000,000; or

(x)           any other Security or Quasi-Security not referred to in sub-paragraphs (i) to (ix) of this paragraph (c) securing indebtedness permitted under Clause 22.12 (Indebtedness for Borrowed Money) the principal amount of which (1) in the case of the Obligors does not in aggregate exceed 5 per cent. of the Consolidated Total Assets or (2) in the case of any other member of the Group does not in aggregate exceed twenty per cent. of the Consolidated Equity of the Group, in each case as determined at the end of any Relevant Period by reference to the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) in respect of such Relevant Period.

22.4        Segregation of assets or revenues under the Italian Civil Code

No Italian Obligor shall segregate assets or revenues pursuant to Article 2447-bis (Patrimoni Destinati ad uno Specifico Affare) of the Italian Civil Code, letters (a) and (b), without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

22.5        Intellectual Property

(a)           The Borrowers shall, and the Italian Borrower shall procure that each Group member shall, do all acts as are reasonably practicable to maintain, protect and safeguard the Intellectual Property which is necessary for the business of the relevant member of the Group and not terminate or discontinue the use of any such Intellectual Property save in each case when failure to do so is reasonably likely to have a Material Adverse Effect.

(b)           The Borrowers shall not, and the Italian Borrower shall ensure that no member of Group shall:

(i)            use or allow to be used, or take any step or omit to take any step in respect of any Intellectual Property, in any way which is reasonably likely to have a Material Adverse Effect; and

(ii)           without the prior written consent of the Agent, dispose of or transfer or terminate or enter into any contract or licence in respect of any Intellectual Property, where this is reasonably likely to have a Material Adverse Effect.

22.6        Disposals

(a)           No Obligor shall (and the Italian Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)           Paragraph (a) above does not apply to any sale, lease, transfer or other disposal or disposals:

(i)            made in the ordinary course of the business of the disposing entity;

(ii)           of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)          the proceeds of which are applied to the acquisition by any member of the Group, of property or assets (including the capital stock of any entity) that replaces the relevant property or assets disposed of, or in property or assets that will be used or useful in the business or operations of the Group, within 365 days;

(iv)          following or in connection with a Corporate Reconstruction as defined in and pursuant to Clause 22.7 (Merger);

(v)           the proceeds of which are applied in voluntary prepayment of any of the Facilities in accordance with the terms of this Agreement (such payment to occur on the last day of the Interest Period for each Loan being prepaid during which such disposed proceeds are received by the relevant member of the Group);

(vi)          in respect of any assets other than shares or other ownership interests in any member of the Group, by an Obligor to another Obligor or by a member of the Group (other than an Obligor) to another member of the Group (including an Obligor);

(vii)         that is a disposal of own treasury shares (azioni proprie); or

(viii)        of shares or other ownership interests in any member of the Group by a member of the Group to another member of the Group, subject always to Clause 8.2 (Change of control); or

(ix)          where the book value of the assets (when aggregated with the book value of the assets for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (i) to (viii) above) carried out over the period from the date hereof to the Termination Date does not exceed 30 per cent. of the Consolidated Total Assets of the Group at the end of any Relevant Period as determined by the Consolidated Financial Statements or Consolidated Quarterly Financial Statements (as the case may be) for the Relevant Period from the date hereof to the Termination Date.

22.7        Merger

No Obligor nor any Material Subsidiaries shall (and the Italian Borrower shall ensure that no other Material Subsidiaries will enter into any amalgamation, demerger, merger or corporate reconstruction (each a “Corporate Reconstruction”) save for:

(a)           Corporate Reconstructions entered into on a solvent basis between members of the Group; or

(b)           mergers entered into by a member of the Group on a solvent basis and in accordance with applicable laws with any corporate entity following the acquisition by such member of the Group of such entity; or

(c)           save to the extent such transformation or equivalent process is reasonably likely to have a Material Adverse Effect:

(i)            transformations of any Italian member of the Group from a società a responsabilità limitata to a società per azioni (or vice versa), or

(ii)           the change in the corporate status and/or form and/or tax status of any U.S. Group Company including without limitation, from a C corporation to a limited liability corporation (or vice versa); or

(iii)          the equivalent of paragraphs (i) and (ii) above with respect to any member of the Group incorporated in any jurisdiction,

provided that if so requested by the Agent, a Guarantor that is the subject of any Corporate Reconstruction confirms, promptly following its implementation, its obligations hereunder to the Lenders, such confirmation to be in form and substance satisfactory to the Agent (acting reasonably and in good faith).

22.8        Change of business

The Italian Borrower shall procure that no substantial change is made to the general nature of the business of the Borrowers or the Group from that carried on at the date of this Agreement, where such change is reasonably likely to have a Material Adverse Effect.

22.9        Insurance

Each Obligor shall (and the Italian Borrower shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.10      Environmental Matters

(a)           Each Obligor shall (and the Italian Borrower shall ensure that each member of the Group will) comply in all material respects with all applicable Environmental Laws and obtain and maintain any requisite Environmental Permits applicable to it in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

(b)           The Borrowers shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(i)            if any Environmental Claim has been commenced or (to the best of that Borrower’s knowledge and belief) is threatened against any member of the Group; or

(ii)           of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where in each case the claim is reasonably likely to be adversely determined against that member of the Group and if so determined is reasonably likely to have a Material Adverse Effect.

22.11      Taxation

Each Obligor shall pay all Taxes imposed upon it or its assets within the time period allowed without incurring penalties where failure to do so is reasonably likely to have a Material Adverse Effect, (save to the extent that payment is being contested in good faith, where such payment can be lawfully withheld).

22.12      Indebtedness for Borrowed Money

The Obligors will procure that no member of the Group not being an Obligor will incur, create or permit to subsist any Indebtedness for Borrowed Money or enter into any arrangement or agreement to create, incur or permit to subsist any Indebtedness for Borrowed Money save for any Indebtedness for Borrowed Money:

(a)           arising under or permitted pursuant to the Finance Documents;

(b)           owed by any entity acquired by any member of the Group (including any refinancing of such Indebtedness for Borrowed Money) provided that (i) it was not created in contemplation of such acquisition; and (ii) it shall be included within the basket set out in paragraph (d) below, at any time following the date falling 12 months after the date of such acquisition, unless prior to the expiring of such 12 month period, the relevant acquired company has acceded to this Agreement as an Additional Guarantor;

(c)           intercompany loans received from a Group member in the ordinary course of business; or

(d)           other Indebtedness for Borrowed Money not referred in paragraphs (a) to (c) above which does not exceed 20 per cent. of the Consolidated Equity of the Group (when aggregated with any Loans and guarantees issued in accordance with paragraph (b)(iv) of Clause 22.13 (Loans and Guarantees)) in each case as determined at the end of any Relevant Period by the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) for the Relevant Period.

22.13      Loans and Guarantees

(a)           The Italian Borrower shall ensure that no member of the Group that is not an Obligor will make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)           Paragraph (a) above shall not apply to:

(i)            any guarantees or counter-indemnities in respect of guarantees to (1) any applicable VAT office for accelerated VAT refunds (2) landlords for lease rentals (3) any tax or customs and excise authority, utility company or car leasing company in each case granted in the ordinary course of business;

(ii)           any guarantees or counter-indemnities in respect of any Bank Guarantee issued in the ordinary course of business;

(iii)          other guarantees granted in the ordinary course of business (excluding guarantees in respect of Indebtedness for Borrowed Money of any other member of the Group); or

(iv)          any other loans, guarantees or financial accommodation by any member of the Group that is not an Obligor provided that the aggregate of such loans, guarantee or financial accommodation when aggregated with any Indebtedness for Borrowed Money (without double counting) under paragraph (d) of Clause 22.12 (Indebtedness for Borrowed Money) does not exceed twenty per cent. of the Consolidated Equity of the Group, in each case as determined at the end of any Relevant Period by the Consolidated Financial Statements or the Consolidated Quarterly Financial Statements (as the case may be) for the Relevant Period.

22.14      Distributions

Whilst an Event of Default is continuing, the Borrower shall not:

(a)           pay, make or declare any dividend, return on capital, repayment of capital contributions or other distribution (whether in cash or in kind) or make any distribution of assets or other payment whatsoever in respect of share capital whether directly or indirectly; or

(b)           pay any fees to its shareholders, other than fees paid under agreements entered into with its shareholders at arm’s length and in the ordinary course of business.

22.15      Arm’s Length Basis

No Obligor shall, and the Borrower shall procure that no Group member shall, enter into any material arrangement or contract with any other member of the Group save where such material arrangement or contract is entered into on an arm’s length basis considering the entire arrangement and is fair and equitable to the Group as a whole.

22.16      Existing Indebtedness

The Italian Borrower shall repay the Existing Indebtedness as and when it falls due and payable.

22.17      US Anti-Terrorism Laws

(a)           No Obligor shall engage in any transaction that violates in any material respect any of the applicable prohibitions set forth in any Economic Sanctions Law or Anti-Money Laundering Law applicable to such Obligor.

(b)           None of the funds or assets of such Obligor or its Subsidiaries that are used to repay the Facilities shall constitute property of, or shall be beneficially owned by, any Designated Person or be the direct proceeds derived from any transactions that violate the prohibitions set forth in any Economic Sanctions Law applicable to any party hereto, and no Designated Person shall have any direct or indirect interest in such Obligor insofar as such interest would violate any Economic Sanctions Laws applicable to such Obligor.

22.18      Federal Reserve Regulations

Each U.S. Borrower will use the Facilities without violating Regulations T, U and X.

22.19      Compliance with U.S. Regulations

No Obligor, nor any Subsidiary of a US Obligor, shall become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act.

23.          EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.17 (Acceleration)).

23.1        Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)           its failure to pay is caused by administrative or technical error; and

(b)           payment is made within 3 Business Days of its due date.

23.2        Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3        Other obligations

An Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in the Finance Documents (including, without limitation, those specified in Clause 22 (General undertakings)) and such failure, if capable of remedy, is not remedied within 15 Business Days after the earlier to occur of the date the Agent has given written notice thereof to the relevant Obligor and the date such Obligor has actual knowledge thereof.

23.4        Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made in accordance with this Agreement by reference to the facts and circumstances then existing, provided that, such incorrect or misleading representation or statement has not been remedied within 15 Business Days from the earlier of (a) the date the Agent has given written notice thereof to the relevant Obligor; and (b) the date such Obligor has actual knowledge thereof.

23.5        Cross default

(a)           Any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)           Any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)           Any commitment for any Financial Indebtedness of any Obligor, Finance Subsidiary or Material Subsidiary is cancelled by a creditor of any Obligor, Finance Subsidiary or Material Subsidiary as a result of an event of default (however described).

(d)           Any creditor of any Obligor, Finance Subsidiary or Material Subsidiary becomes entitled to declare any Financial Indebtedness of Obligor, Finance

Subsidiary or Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)           In this Clause 23.5, “Finance Subsidiary” means any member of the Group (other than an Obligor or a Material Subsidiary) whose sole or primary business is that of raising or incurring Financial Indebtedness for and on behalf of the Group to the extent such Financial Indebtedness so incurred or raised is not less than 10% of the Consolidated Total Net Debt in the aggregate at any time.

(f)            No Event of Default will occur under this Clause 23.5 if (i) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €25,000,000 (or its equivalent in any other currency or currencies) or (ii) if the action or entitlement referred to in paragraphs (a) to (d) above arises as a result of the change in control of any entity acquired by any member of the Group, provided that with respect to paragraphs (a) and (b) above, the failure to pay any Financial Indebtedness, subject always to sub-paragraph (i) of this paragraph (f), by any such relevant entity or any of their respective Subsidiaries at any time following the relevant acquisition, and within five Business Days after the giving of any demand or notice for payment by any relevant creditor, shall constitute an Event of Default.

23.6        Insolvency

(a)           Any Obligor or any of its Material Subsidiaries are unable or admit in writing their inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or in respect of any Obligor or any of its Material Subsidiaries which is a corporation incorporated in Italy, such company is dissolved pursuant to Article 2448 of the Italian Civil Code.

(b)           A moratorium is declared in respect of any indebtedness of any Obligor or any of its Material Subsidiaries.

(c)           Any Obligor that is a U.S. Group Company shall in any US jurisdiction:

(i)            apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)           make a general assignment for the benefit of its creditors;

(iii)          commence a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(iv)          file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation,

liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)           take any corporate action for the purpose of effecting any of the foregoing with respect to itself.

23.7        Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)           the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any of its Material Subsidiaries other than a solvent liquidation or reorganisation of any Material Subsidiary or any other transaction permitted under Clause 22.7 (Merger);

(b)           a composition, compromise, assignment or arrangement with all the creditors of any Obligor or any of its Material Subsidiaries;

(c)           the appointment of a liquidator (other than in respect of a solvent liquidation of any Material Subsidiaries or any other transaction permitted under Clause 22.7 (Merger)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its Material Subsidiaries or any of its assets; or

(d)           in respect of any Obligor or any of its Material Subsidiaries which is a corporation incorporated in Italy, the submission of such corporation to any procedure which is a procedura concorsuale, including without limitation, fallimento, concordato preventivo and liquidazione coatta amministrativa under R.D. 16 March 1942 No.267 and amministrazione straordinaria under Lg. 8 July 1999 No.270 (as amended from time to time) or amministrazione straordinaria under L.18. February 2004 No. 39; or

(e)           In respect of any Obligor that is a U.S. Group Company, a proceeding or case shall be commenced, without the application or consent of such Obligor, in any US court of competent jurisdiction, seeking:

(i)            its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)           the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such Obligor or of all or any substantial part of its property; or

(iii)          similar relief in respect of such Obligor under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (i)-(iii) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days, or an order for relief against such Obligor shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended, or any analogous procedure or step is taken in any jurisdiction unless in each case any Agreed Exception applies to any such proceedings.

23.8        Creditors’ process and final judgment

(a)           Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of €25,000,000 and is not discharged within 15 days; or

(b)           Any member of the Group fails to comply with or pay any sum due from it or them under any final judgment or any final order made or given by any court of competent jurisdiction when such sums exceed €25,000,000 (or its equivalent in any other currency), in each case unless any Agreed Exception applies.

23.9        Ownership of the Obligors

An Obligor (other than the Italian Borrower) is not or ceases to be a Subsidiary of the Italian Borrower save for any merger or reorganisation entered into in accordance with the terms of this Agreement.

23.10      Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.11      Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12      Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes are commenced or threatened in writing against any Obligor or any of its Material Subsidiaries or its respective assets or revenues or there are any circumstances likely to give rise to any such litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes which in each case are reasonably likely to be adversely determined, and if so determined is reasonably likely to have a Material Adverse Effect.

23.13      Auditor’s Qualification

The auditors of the Group qualify their annual audit report to the Consolidated Financial Statements in a manner which has, or would have, a Material Adverse Effect.

23.14      Minimum share capital

The circumstances set out in either Articles 2447 or 2482-ter of the Italian Civil Code have arisen in respect to any Obligor incorporated in Italy.

23.15      Employee Plans

Any ERISA Event or breach of a representation in Clause 19.21 (ERISA and Multiemployer Plans) shall have occurred and the liability of a U.S. Group Company or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches would have or would be reasonably expected to have a Material Adverse Effect.

23.16      Cessation of business

Any Obligor ceases (or threatens in writing to cease) to carry on all or a substantial part of its business other than as a result of a merger or intra-group reorganisation permitted under the terms of this Agreement.

23.17      Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)           cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)           declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)           declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

If an Event of Default under Clause 23.6 (Insolvency) or Clause 23.7 (Insolvency Proceedings) shall occur in any US jurisdiction in respect of any Obligor that is a U.S. Group Company, then without notice to such Obligor or any other act by the Agent or any other person, the Loans to such Obligor, interest thereon and all other amounts owed by such Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

SECTION 9

CHANGES TO PARTIES

24.          CHANGES TO THE LENDERS

24.1        Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)           assign any of its rights; or

(b)           transfer by novation any of its rights and obligations,

to a new lender which is:

(i)            a bank or financial institution; and

(ii)           (in the case of any assignment or transfer other than a transfer following the occurrence of a Default which is continuing) a Qualifying Lender (the “New Lender”).

24.2        Conditions of assignment or transfer

(a)           The written consent of the Italian Borrower together with a notice to Luxottica U.S. Holdings Corp. is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender provided that no such consent is required following the occurrence of any Default which is continuing.

(b)           The consent of the Italian Borrower to an assignment or transfer must not be unreasonably withheld or delayed (and withholding consent solely on the basis of an increase in Mandatory Cost shall not be considered reasonable). The Italian Borrower will be deemed to have given its consent 10 Business Days after the Existing Lender (through the Agent) has requested it unless consent is expressly refused by the Italian Borrower (through the Agent) within that time.

(c)           An assignment will only be effective on:

(i)            receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was a Lender; and

(ii)           performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)           A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(e)           If:

(i)            a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; or

(ii)           designates a Designated Entity as its Facility Office instead of the Facility Office it selected on the date it became a Party for the purpose of participating in the Facility,

and as a result of circumstances existing at the date the assignment, transfer or change or designation of Designated Entity occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office or the Designated Entity under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) or incur any other cost, tax or expense of whatsoever nature including the payment of any Mandatory Cost, then the New Lender or Lender acting through its new Facility Office or Designated Entity is only entitled to receive any such payment to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, change or designation of Designated Entity had not occurred.

(f)            Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3        Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €3,000.

24.4        Limitation of responsibility of Existing Lenders

(a)           Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)            the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)           the financial condition of any Obligor;

(iii)          the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)            has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)           will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)           Nothing in any Finance Document obliges an Existing Lender to:

(i)            accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)           support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5        Procedure for transfer

(a)           Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent makes a corresponding entry in the Register pursuant to Clause 28.18. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and make such corresponding entry in the Register.

(b)           The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender and make such corresponding entry in the Register upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)           Subject to Clause 24.9 (Pro rata interest settlement) on the Transfer Date:

(i)            to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)           each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)          the Agent, the Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)          the New Lender shall become a Party as a “Lender”.

24.6        Procedure for assignment

(a)           Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender and the Agent makes a corresponding entry in the Register pursuant to Clause 28.18. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement and make such corresponding entry in the Register.

(b)           The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender and make such corresponding entry in the Register once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)           Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(i)            the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)           the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)          the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)           Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7        Copy of Transfer Certificate or Assignment Agreement to Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrowers a copy of that Transfer Certificate or Assignment Agreement.

24.8        Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)           any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)           in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)            release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)           require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.9        Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)           any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)           the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)            when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)           the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

25.          DEBT PURCHASE TRANSACTIONS

25.1        Prohibition on Debt Purchase Transactions by the Group

The Borrowers shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or be a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

25.2        Disenfranchisement on Debt Purchase Transactions entered into by Qualified Shareholders

(a)           For so long as a Qualified Shareholder (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)            in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(ii)           for the purposes of Clause 37.2 (Exceptions), such Qualified Shareholder or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Qualified Shareholder it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)          Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a

Debt Purchase Transaction with a Qualified Shareholder (a “Notifiable Debt Purchase Transaction”).

(c)             A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)            is terminated; or

(ii)           ceases to be with a Qualified Shareholder.

(d)            Each Qualified Shareholder that is a Lender agrees that:

(i)            in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)           in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

26.          CONFIDENTIALITY

26.1        Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 26.2 (Disclosure of Confidential Information) and Clause 26.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

26.2        Disclosure of Confidential Information

Any Finance Party may disclose:

(a)           to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)           to any person:

(i)            to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more

Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)           with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)          appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 28.14 (Relationship with the Lenders));

(iv)          who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)           to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)          to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)         to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights);

(viii)        who is a Party; or

(ix)          with the consent of the relevant Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)          in relation to paragraphs (b)(i), (b)(ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)          in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)          in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)           to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the relevant Borrowers and the relevant Finance Party;

(d)           to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

26.3        Disclosure to numbering service providers

(a)           Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)            names of Obligors;

(ii)           country of domicile of Obligors;

(iii)          place of incorporation of Obligors;

(iv)          date of this Agreement;

(v)           the names of the Agent and the Mandated Lead Arranger;

(vi)          date of each amendment and restatement of this Agreement;

(vii)         amount of Total Commitments;

(viii)        currencies of the Facility;

(ix)          ranking of Facility;

(x)           Termination Date for Facility;

(xi)          changes to any of the information previously supplied pursuant to paragraphs (i) to (x) above; and

(xii)         such other information agreed between such Finance Party and the relevant Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)           The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)           The relevant Borrower represents that none of the information set out in paragraphs (i) to (xii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)           The Agent shall notify the relevant Borrower and the other Finance Parties of:

(i)            the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)           the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

26.4        Entire agreement

This Clause 26 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

26.5        Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

26.6        Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the relevant Borrower:

(a)           of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 26.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)           upon becoming aware that Confidential Information has been disclosed in breach of this Clause 26 (Confidentiality).

26.7        Continuing obligations

The obligations in this Clause 26 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)           the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)           the date on which such Finance Party otherwise ceases to be a Finance Party.

27.          CHANGES TO THE OBLIGORS

27.1        Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than by operation of law pursuant to a merger or other form of corporate reorganisation permitted under the terms of this Agreement.

SECTION 10

THE FINANCE PARTIES

28.          ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGER

28.1        Appointment of the Agent

(a)           Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)           Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2        Duties of the Agent

(a)           The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)           Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrowers), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)           Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)           If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)           If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)            The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.3        Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4        No fiduciary duties

(a)           Nothing in this Agreement constitutes the Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)           Neither the Agent nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5        Business with the Group

The Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.6        Rights and discretions of the Agent

(a)           The Agent may rely on:

(i)            any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)           any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)           The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)            no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)           any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)          any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)          no Notifiable Debt Purchase Transaction:

(A)          has been entered into;

(B)          has been terminated; or

(C)          has ceased to be with a Qualified Shareholder.

(c)           The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)           The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)           The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)            Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Italian Borrower and shall disclose the same upon the written request of the Italian Borrower or the Majority Lenders.

(g)           Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.7        Majority Lenders’ instructions

(a)           Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act

(or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)           Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)           The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)           In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)           The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.8        Responsibility for documentation

Neither the Agent nor the Mandated Lead Arranger:

(a)           is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)           is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)           is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9        Exclusion of liability

(a)           Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)           No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 28.9 subject to Clause 1.4 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)           The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)           Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arranger.

28.10      Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.11      Resignation of the Agent

(a)           The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Italian Borrower.

(b)           Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Italian Borrower, in which case the Majority Lenders may appoint a successor Agent. Such successor Agent must be acceptable to the Borrowers acting reasonably and in good faith.

(c)           If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Italian Borrower) may appoint a successor Agent subject to such successor Agent being acceptable to the Borrowers acting reasonably and in good faith.

(d)           The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)           The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)            Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)           After consultation with the Italian Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)           The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is six months before the FATCA Application Date relating to any payment to the Agent:

(i)            the Agent fails to respond to a request under Clause 13.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be a FATCA Compliant Party on or at any material time after that FATCA Application Date;

(ii)           the information supplied by the Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Agent will not be a FATCA Compliant Party on or at any material time after that FATCA Application Date; or

(iii)          the Agent notifies the Company or a Lender that, as a result of the Agent’s status under FATCA, the Agent will not be a FATCA Compliant Party on or at any material time after that FATCA Application Date; and

the Company or that Lender by notice to the Agent, requires it to resign.

28.12      Replacement of the Agent

(a)           After consultation with the Italian Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor.

(b)           The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)           The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)           Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.13      Confidentiality

(a)           In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)           If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.14      Relationship with the Lenders

(a)           Subject to Clause 24.9 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)            entitled to or liable for any payment due under any Finance Document on that day; and

(ii)           entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)           Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)           Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.6 33.5(Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(i) of Clause 33.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.15      Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                 the financial condition, status and nature of each member of the Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                  whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                 the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.16                 Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Italian Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.17                 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted. Notwithstanding the above, an Agent may not unless expressly authorised in writing by a Borrower, deduct any amount from any Loan requested by that Borrower.

28.18                 The Register

The Agent, acting for these purposes solely as an agent of the Borrowers, will maintain (and make available upon reasonable prior notice at reasonable times for inspection by the Borrower and, in respect of its own Commitments and Loans, each Lender) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the “Register”). Absent manifest error, the entries in the

Register shall be conclusive and binding for all purposes and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

29.                               CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                 interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.                               SHARING AMONG THE FINANCE PARTIES

30.1                        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)                                 the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)                                 the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2                        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3                        Recovering Finance Party’s rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having paid by that Obligor.

30.4                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                 each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)                                 as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5                        Exceptions

(a)                                 This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 30, have a valid and enforceable claim against the relevant Obligor.

(b)                                 A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                     it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                  that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.                               PAYMENT MECHANICS

31.1                        Payments to the Agent

(a)                                 On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment. A payment made by an Obligor to the Agent which relates to moneys owed to a Finance Party shall be deemed to be received by such Finance Party once made to the Agent.

(b)                                 Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

31.2                        Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor), Clause 31.4 (Clawback) and Clause 28.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

31.3                        Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4                       Clawback

(a)                                 Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5                        Impaired Agent

(a)                                 If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)                                 All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)                                  A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                                 Promptly upon the appointment of a successor Agent in accordance with Clause 28.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 31.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 31.2 (Distributions by the Agent).

31.6                        Partial payments

(a)                                 If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Mandated Lead Arranger under the Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                               thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                 The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                  Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.7                        No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8                        Business Days

(a)                                 Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9                       Currency of account

(a)                                 Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                                 A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date. For the avoidance of doubt, a Loan advanced in an Optional Currency is denominated in the Optional Currency and not in the Base Currency.

(c)                                  Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued. For the avoidance of doubt, interest on a Loan in an Optional Currency is payable in the Optional Currency and not in the Base Currency.

(d)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                  Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.10                 Change of currency

(a)                                 Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Italian Borrower); and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Italian Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32.                              SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.                               NOTICES

33.1                        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2                        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                 in the case of the Borrowers, that identified with their respective names below;

(b)                                 in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                  in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3                        Delivery

(a)                                 Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                                  All notices from or to an Obligor shall be sent through the Agent.

(d)                                 Each Obligor (other than the Italian Borrower) irrevocably appoints the Italian Borrower to act as its agent:

(i)                                     to give and receive all communications under this Agreement;

(ii)                                  to supply all information concerning itself to any Finance Party; and

(iii)                               to sign all documents under or in connection with the Finance Documents.

(e)                                  Any communication or document made or delivered to the Italian Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(f)                                   Any communication or document which becomes effective, in accordance with paragraphs (a) to (e) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4                        Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5                        Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

33.6                        Electronic communication

(a)                                 Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication of those two Parties and if those two Parties:

(i)                                     notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)                                  notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)                                 Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)                                  Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.7                        English language

(a)                                 Any notice given under or in connection with any Finance Document must be in English.

(b)                                 All other documents provided under or in connection with any Finance Document must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.8                        USA Patriot Act

Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

34.                               CALCULATIONS AND CERTIFICATES

34.1                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, in the absence of manifest error the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2                        Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3                        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

34.4                        Exchange rate fluctuations

(a)                                 When applying baskets, thresholds and other exceptions to any representations, warranties, undertakings and events of default under this Agreement, the equivalent to an amount in the Base Currency shall be calculated as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action to which the relevant basket, threshold or other exception relates;

(b)                                 No Event of Default or breach of any representation, warranty or undertaking shall arise merely as a result of the subsequent change in the Base Currency equivalent of any relevant amount described in paragraph (a) above due to fluctuations in exchange rate; and

(c)                                  This Clause 34.4 above does not apply to the financial covenants and financial covenant calculations provided for in Clause 21.

35.                               PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.                              REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.                               AMENDMENTS AND WAIVERS

37.1                        Required consents

(a)                                 Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)                                 The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.2                        Exceptions

(a)                                 An amendment or waiver that has the effect of changing or which relates to:

(i)                                     the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)                                  an extension to the date of payment of any amount under the Finance Documents;

(iii)                               a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                              an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)                                 a change to the Borrowers or Guarantors;

(vi)                              any provision which expressly requires the consent of all the Lenders;

(vii)                           Clause 2.3 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 37;

(viii)                        the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity); or

(ix)                              any provision if the Agent or any of the Lenders reasonably determines (on the basis of advice from a recognised US tax counsel) that such amendment or waiver could result (directly or indirectly) in any Party being required to make a FATCA Deduction, shall not be made without the prior consent of all the Lenders and, in the case of an amendment or waiver within paragraph (ix) above, the Agent.

(b)                                 An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Mandated Lead Arranger.

(c)                                  If any Lender fails to respond to a request from an Obligor for any consent, waiver, amendment of or in relation to any of the terms of any Finance

Document or other vote of Lenders under the terms of this Agreement within 20 Business Days (unless the Italian Borrower and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (but excluding, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request.

37.3                        Amendment to correct Manifest Error

For the avoidance of doubt, the Agent may (without receiving any instructions from the Majority Lenders) agree with the Italian Borrower any amendment to or the modification of the provisions of any of the Finance Documents or any schedule thereto, which is necessary to correct a purely technical manifest error.

37.4                        Replacement of Lender

(a)                                 If at any time:

(i)                                     any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below);

(ii)                                  any Lender refuses or fails to make its participation in a Loan available or notifies the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or repudiates its participation in such a Loan; or

(iii)                               an Obligor becomes obliged to repay any amount in accordance with Clause 8.1 (Illegality) or to pay additional amounts pursuant to Clause 14.1 (Increased Costs) or Clause 13.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Italian Borrower may, on 10 Business Days’ prior written notice to the Agent and such Lender, either:

(iv)                              prepay without penalty (but subject to the provisions of Clause 11.4 (Break Costs) any outstanding Loans concerned (but not part thereof); or

(v)                                 replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Italian Borrower, and which is acceptable to the Agent (acting reasonably) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)                                 The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)                                     the Italian Borrower shall have no right to replace the Agent;

(ii)                                  neither the Agent nor the Lender shall have any obligation to the Italian Borrower to find a Replacement Lender;

(iii)                               such replacement must take place no later than 60 days after the later of:

(A)                               in the event of a replacement of a Non-Consenting Lender, the date the Non-Consenting Lender notifies the Italian Borrower and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Italian Borrower;

(B)                               in the event of a refusal, failure, notification or repudiation under paragraph (a)(ii) above, the date of the later of such refusal, failure, notification or repudiation; or

(C)                               in the event of an obligation arising under paragraph (a)(iii), the date on which the latest of such obligations arises; and

(iv)                              in no event shall the Lender replaced under this paragraph (a) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)                                  In the event that:

(i)                                     the Italian Borrower or the Agent (at the request of the Italian Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)                                  the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)                               Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

37.5                        Disenfranchisement of Defaulting Lenders

(a)                                 For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)                                 For the purposes of this Clause 37.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)                                     any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)                                  any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.6                        Replacement of Defaulting Lenders

(a)                                 The Italian Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender:

(i)                                     replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)                                  require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)                               require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Italian Borrower, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)                                 Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)                                     the Italian Borrower shall have no right to replace the Agent;

(ii)                                  neither the Agent nor the Defaulting Lender shall have any obligation to the Italian Borrower to find a Replacement Lender;

(iii)                               the transfer must take place no later than 20 days after the notice referred to in paragraph (a) above; and

(iv)                              no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

37.7                        FATCA Non consenting Lender

(a)                                 If at any time any Lender (a “FATCA Non Consenting Lender”) does not consent to a request from an Obligor for any amendment or waiver referred to in paragraphs 37.2(a)(ix) (a “FATCA Request”) then the Italian Borrower may, on prior written notice to the Agent and such Lender, either:

(i)                                     give the Agent notice of cancellation of the Commitment of that Lender and shall prepay (or procure that any other Borrower prepays) without penalty (but subject to the provisions of Clause 11.4 (Break Costs)) that Lender’s participation in the Loans (but not part thereof) on the last day of the Interest Period which ends after the Italian Borrower has given notice of cancellation (or, if earlier, the date specified by the Italian Borrower in that notice), provided that the irrevocable cancellation and prepayment shall be made before the FATCA Request is approved; or

(ii)                                  seek the consent of the Majority Lenders’ for an amendment or waiver of the applicable provisions of this Agreement in a manner which, if any FATCA Deduction is required to be made, the amount of the payment due from the Obligors shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(b)                                 If the Majority Lenders agree to the amendment or waiver referred to in paragraph (a)(ii) above, the FATCA Non Consenting Lender shall be deemed to have approved the FATCA Request and the Commitment and/or participation of the FATCA Non Consenting Lender shall be deemed included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve the FATCA Request.

38.                               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.                               NEGOTIATED AGREEMENT

For the purposes of the transparency rules set forth in the CICR Resolution of 4 March 2003 and by the Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari issued by the Bank of Italy on 29 July 2009 and published in the Italian Official Gazette on 10 September 2009, the Parties hereby acknowledge and confirm that this Agreement (and each of the provisions hereof) has been specifically negotiated with the support of legal advisers on each side.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.                               GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41.                               ENFORCEMENT

41.1                        Jurisdiction

(a)                                 The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)                                 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2                        Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)                                 irrevocably appoints Luxottica UK Ltd. as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                 agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

41.3                        Waiver of Jury Trial

Each party hereto hereby waives any right it may have to a jury trial in respect of any litigation in any United States federal or state court directly or indirectly arising out of, under or in connection with this agreement or any of the other loan documents or any dealings between the parties relating to the subject matter of this loan transaction or the lender/borrower/guarantor relationship. Each party hereto hereby acknowledges that this waiver is a material inducement to enter into a business relationship, it has relied on this waiver in entering into this Agreement, and it will continue to rely on this waiver in related future dealings. Each party hereto hereby further warrants and represents that it has reviewed this waiver with its legal counsel and it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable and may not be modified other than by a written waiver specifically referring to this Clause and executed by each of the parties hereto. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE PARTIES

PART I
THE OBLIGORS

Name of Borrower	Registration number (or equivalent, if any)
Luxottica Group S.p.A.	00891030272
Luxottica U.S. Holdings Corp.	Not applicable

Name of Guarantor	Registration number (or equivalent, if any)
Luxottica Group S.p.A.	00891030272
Luxottica S.r.l.	00064820251
Luxottica U.S. Holdings Corp.	Not applicable

Part II
The Lenders

NAME OF LENDER	COMMITMENT (in euro)
Bank of America, N.A.	€83,333,333.33
Citibank, N.A., Milan Branch	€83,333,333.35
Crédit Agricole Corporate and Investment Bank - Milan Branch	€83,333,333.33
Banco Santander, S.A., Milan Branch	€83,333,333.33
The Royal Bank of Scotland plc, Milan Branch	€83,333,333.33
UniCredit S.p.A.	€83,333,333.33
TOTAL	€500,000,000

SCHEDULE 2
CONDITIONS PRECEDENT

PART I
CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                      Obligors

(a)                                 A copy of the constitutional documents and a good standing certificate of the US Borrower.

(b)                                 In respect of each Obligor which is a company incorporated under the laws of Italy:

(i)                                     a copy of the relevant deed of incorporation (atto costitutivo);

(ii)                                  a copy of the current by-laws (statuto); and

(iii)                               a certificate of registration (certificato di iscrizione) of the relevant Obligor with the competent companies’ register dated not earlier than 5 days before the execution of this Agreement, mentioning the absence of any insolvency procedures affecting such Obligor.

(c)                                  A copy of a resolution of the board of directors of each Obligor:

(i)                                     approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                                  authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)                                  A certificate of each Obligor confirming that borrowing or guaranteeing, as appropriate, the Commitments in the case of the Italian Borrower and the Commitments in the case of the US Borrower would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(f)                                   A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                      Legal opinions

(a)                                 A legal opinion of Studio Legale Associato, in associazione con Clifford Chance addressed to the Finance Parties as to matters of English law (in the form circulated to the Mandated Lead Arranger prior to the date of this Agreement).

(b)                                 A legal opinion of Studio Legale Associato, in associazione con Clifford Chance addressed to the Finance Parties as to matters of Italian law (in the form circulated to the Mandated Lead Arranger prior to the date of this Agreement).

(c)                                  A legal opinion of Studio Legale Associato in association with Linklaters LLP addressed to the Finance Parties confirming that the Obligors incorporated in the Republic of Italy have power and authority to execute this Agreement.

(d)                                 A legal opinion of Linklaters L.L.P. addressed to the Finance Parties as to matters of the applicable US law.

(e)                                  A tax memorandum of Clifford Chance addressed to the Finance Parties on FATCA.

3.                                      Other documents and evidence

(a)                                 Evidence that any process agent referred to in Clause 41.2 (Service of process) has accepted its appointment.

(b)                                 A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Italian Borrower accordingly, no later than 5 Business Days before the first Utilisation Date) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                                  The Original Financial Statements.

(d)                                 Evidence that the fees, costs and expenses then due from the Borrowers on or prior to the first Utilisation Date pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)                                  Evidence that the whole of the Commitments under Facility C made available under the multicurrency term and revolving facilities agreement dated 3 June 2004 (as amended and restated) has been or will, on or before the first Utilisation Date, be prepaid (if and to the extent it has be utilised) and/or cancelled in full.

SCHEDULE 3
REQUESTS

PART I
UTILISATION REQUEST

From:     [Borrower]

To:          [Agent]

Dated:

Dear Sirs

Luxottica Group S.p.A. and Luxottica U.S. Holdings Corp. — €500,000,000 dated [ ] 2012

1.                                      We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                      We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[•]
Amount:	[•] or, if less, the Available Facility
Interest Period:	[•]

3.                                      We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                      The proceeds of this Loan should be credited to [account].

5.                                      This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

* delete as appropriate

SCHEDULE 4
MANDATORY COST FORMULAE

1.                                      The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                      On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                      The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                      Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                 the jurisdiction of its Facility Office; and

(b)                                 any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph 4.

5.                                      The percentages of each Lender for the purpose of the rates of charge of each Reference Bank for shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 4 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

6.                                      The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3 and 4 above is true and correct in all respects.

7.                                      The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3 and 4 above.

8.                                      Any determination by the Agent pursuant to this Schedule 4 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

9.                                      The Agent may from time to time, after consultation with the Italian Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:          [•] as Agent

Copy to: Luxottica U.S. Holdings Corp.

From:     [The Existing Lender](1) (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Executed:              [London]/[other location outside of the Republic of Italy]/[in the form of a scambio di corrispondenza commerciale]

Luxottica Group S.p.A. and Luxottica U.S. Holdings Corp. — €500,000,000 Facility Agreement dated [ ] 2012

1.                                      We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                     We refer to Clause 24.5 (Procedure for transfer):

(a)                                 The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 24.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)                                 The proposed Transfer Date is [•].

(c)                                  The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.                                      The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph 24.4(c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.                                      The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(1)        If a Designated Entity is transferring its participation, consider whether the Related Lender also needs to transfer the corresponding Commitment.  If so both the Designated Entity and the Related Lender should be a party to the transfer certificate in respect of the transfer of their respective rights and obligations.

(a)                                 [a Qualifying Lender (other than a Treaty Lender);]

(b)                                 [a Treaty Lender;]

5.                                      [not a Qualifying Lender]This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.                                      This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.                                      This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE
Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:          [•] as Agent

Copy to: Luxottica U.S. Holdings Corp.

From:     [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Executed:              [London]/[other location outside of the Republic of Italy]/[in the form of a scambio di corrispondenza commerciale]

Luxottica Group S.p.A. and Luxottica U.S. Holdings Corp. — €500,000,000 dated [] 2012

1.                                      We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.                                      We refer to Clause 24.6 (Procedure for assignment):

(a)                                 The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)                                 The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

(c)                                  The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.                                      The proposed Transfer Date is [     ].

4.                                      On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.                                      The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

6.                                      The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph 24.4(c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

7.                                      The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)                                 [a Qualifying Lender (other than a Treaty Lender);]

(b)                                 [a Treaty Lender;]

(c)                                  [not a Qualifying Lender].(2)

8.                                      This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.                                      This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.                               This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [      ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

(2)	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

SCHEDULE 7
FORM OF COMPLIANCE CERTIFICATE

To:          [•] as Agent

From:     Luxottica Group S.p.A.

Dated:

Dear Sirs

Luxottica Group S.p.A. and Luxottica U.S. Holdings Corp. — €500,000,000 dated [] 2012

1.                                      We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                      We confirm that we are in compliance with the financial ratios set out at Clause 21.2 (Financial condition) of the Agreement and that:

2.1                               Consolidated Total Net Debt in respect of [•] is [•].

2.2                               Consolidated EBITDA in respect of [•] is [•].

2.3                               Consolidated Net Finance Charges are [•].

3.                                      [We confirm that no Default is continuing.]*

Signed:

Authorised Signatory

Of	Of

[Company]	[Company]

[for and on behalf of

[name of auditors of the Company]**

*              If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**           Only to be signed by auditors where certificate is being supplied with Consolidated Financial Statements

SCHEDULE 8
CONFIDENTIALITY UNDERTAKING

[Letterhead of Existing Lender]

To:

[insert name of Potential Purchaser]

Re:          The Facilities

Borrowers:

Amount:

Agent:

Dear Sirs

We are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter:

1.                                      CONFIDENTIALITY UNDERTAKING

We undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.                                      PERMITTED DISCLOSURE

You agree that we may disclose to any of our Affiliates and any of our or their officers, directors, employees, professional advisers and auditors such Confidential Information as we shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.1                               subject to the requirements of the Agreement, to any person:

(a)                                 to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of our rights and/or obligations which we may acquire under the Agreement such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to us in equivalent form to this letter;

(b)                                 with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to us in equivalent form to this letter;

(c)                                  to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as we shall consider appropriate; and

2.2                               notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to us.

3.                                      NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

We agree (to the extent permitted by law and regulation) to inform you:

3.1                               of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2                               upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                      RETURN OF COPIES

If we do not enter into the Acquisition and you so request in writing, we shall return or destroy all Confidential Information supplied by you to us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by us and use our reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.                                      CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on us until (a) if we become a party to the Agreement as a lender of record, the date on which we become such a party to the Agreement; (b) if we enter into the Acquisition but it does not result in us becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of our rights and obligations contained in the documentation entered into to implement the Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of our final receipt (in whatever manner) of any Confidential Information.

6.                                      NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

We acknowledge and agree that:

6.1                               neither you, nor any member of the Group nor any of your or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect of the Confidential Information or any such information; and

6.2                               you or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.                                      ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1                               This letter constitutes the entire agreement between us in relation to our obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2                               No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3                               The terms of this letter and our obligations under this letter may only be amended or modified by written agreement between us.

8.                                      INSIDE INFORMATION

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and we undertake not to use any Confidential Information for any unlawful purpose.

9.                                      NATURE OF UNDERTAKINGS

The undertakings given by us under this letter are given to you and are also given for the benefit of the Company and each other member of the Group.

10.                               THIRD PARTY RIGHTS

10.1                        Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2                        The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3                        Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.                               GOVERNING LAW AND JURISDICTION

11.1                        This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2                        The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.                               DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Potential Purchaser]

To:	[Potential Purchaser]

We acknowledge and agree to the above:

For and on behalf of

[Seller]

SCHEDULE 9
TIMETABLES

	Loans in euro	Loans in USD

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	U-4 9.30 am (Milan time)	U-4 11.00 am (Milan time)

Agent determines (in relation to a Loan) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-4 Noon (Milan time)	U-4 Noon (Milan time)

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-4 5.00 pm (Milan time)	U-4 5.00 pm (Milan time)

Agent receives a notification from a Lender under Clause 6 (Unavailability of currency)

Agent gives notice in accordance with Clause 6 (Unavailability of currency)

Agent determines amount of the Loan in Optional Currency in accordance with Clause 31.10 (Change of currency)

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Milan time in respect of EURIBOR	Quotation Day as of 11:00 a.m. (Milan time)

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SCHEDULE 10
AUTHORISED SIGNATORIES

Luxottica Group S.p.A.

Andrea Guerra

Enrico Cavatorta

Marco Bigatti

Luxottica S.r.l.

Andrea Guerra

Enrico Cavatorta

Marco Bigatti

Luxottica U.S. Holdings Corp.

Andrea Guerra

Enrico Cavatorta

Marco Bigatti

Or any two of the following

(i)                                     Michael Boxer

(ii)                                  Vito Giannola

(iii)                               Dan Socci

SCHEDULE 11
ADDITIONAL GUARANTORS

PART I
CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.                                      An Accession Letter, duly executed by the Additional Guarantor and the Italian Borrower.

2.                                      A copy of the constitutional documents of the Additional Guarantor, including a good standing certificate for each proposed Additional Guarantor that is a U.S. Group Company.

3.                                      If required by law, regulation or by the constitutional documents, a copy of a resolution of the board of directors of the Additional Guarantor:

(a)                                 approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                                 authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)                                  authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.                                      A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.                                      If required by law, regulation or by the constitutional documents, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.                                      A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing an amount of indebtedness equal to the higher of (a) the Total Commitments and (b) the maximum amount it is permitted to guarantee under any applicable law or regulation would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and would constitute its legal, valid and binding obligations.

7.                                      A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part I of Schedule 11 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.                                      A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.                                      If available, the latest audited financial statements of the Additional Guarantor.

10.                               Legal opinions in form and substance acceptable to the Agent (acting reasonably) addressed to the Lenders confirming the due capacity and authority of the Additional Guarantor to enter into the Accession Letter and that the obligations assumed by it thereunder constitute its legal, valid and binding obligations.

11.                               If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 41.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

PART II
FORM OF ACCESSION LETTER

To:                             [              ] as Agent

From:               [Subsidiary] and Luxottica Group S.p.A.

Dated:

Dear Sirs

Luxottica Group S.p.A. and Luxottica U.S. Holdings Corp. — €500,000,000 dated [] 2012

1.                                      We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                      [•] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 18.11 (Additional Guarantors) of the Agreement. [•] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                      [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                      This Accession Letter is governed by English law.

This Guarantor Accession Letter is entered into by a deed.

Luxottica Group S.p.A.	[Subsidiary]

SCHEDULE 12
FORM OF INCREASE CONFIRMATION

To:                             [   ] as Agent, [     ], and [       ] as Italian Borrower, for and on behalf of each Obligor

From:               [the Increase Lender] (the “Increase Lender”)

Dated:

Luxottica Group S.p.A. and Luxottica U.S. Holdings Corp. — €500,000,000 dated [] 2012

1.                                      We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.                                      We refer to clause 2.2 (Increase) of the Facilities Agreement.

3.                                      The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.                                      The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [     ].

5.                                      On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender; and

6.                                      The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

7.                                      The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph 2.2(e) of Clause 2.2 (Increase).

8.                                      The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)                                 [a Qualifying Lender (other than a Treaty Lender);]

(b)                                 [a Treaty Lender;]

(c)                                  [not a Qualifying Lender].(3)

[9/10].            The Increase Lender confirms that it is not a Qualified Shareholder.

(3)  Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.

[12/13].     This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[13/14].     This Agreement and any non-contractual obligations arising out of or in connection with are governed by English law.

[14/15].     This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent.

Agent

By:

SCHEDULE 13
LIST OF DESIGNATED ENTITIES

RELATED LENDER	DESIGNATED ENTITY	JURISDICTION IN RELATION TO WHICH THE DESIGNATED ENTITY WILL PARTICIPATE IN LOANS

Bank of America, N.A.	Bank of America, N.A , Milan Branch	Italy

Citibank, N.A., Milan Branch	Citibank, N.A.	US

Crédit Agricole Corporate and Investment Bank - Milan Branch	N/A

Banco Santander, S.A., Milan Branch	N/A

The Royal Bank of Scotland plc, Milan Branch	N/A

UniCredit S.p.A.	UniCredit S.p.A., NY Branch	US

SCHEDULE 14
FORM OF DESIGNATED ENTITY ACCESSION AGREEMENT

To:                             [AGENT] as Agent

From:               [DESIGNATED ENTITY] and [RELATED LENDER]

Date:                  [              ]

Luxottica Group S.p.A. and Luxottica U.S. Holdings Corp. — €500,000,000 dated [] 2012

1.                                      Words and expressions defined in the Agreement have the same meaning in this accession agreement.

2.                                      We refer to the Clause 2.3 (Designated Entities) of the Agreement. This is an accession agreement.

3.                                      The Related Lender designates the Designated Entity as its Lending Office for the purpose of participating in Loans to Borrowers in [JURISDICTION].

4.                                      [Name of Designated Entity] agrees to become a party to and to be bound by the terms of the Agreement as a Designated Entity.

5.                                      For the purposes of Clause 33 (Notices) of the Agreement, the Designated Entity’s address for notices is:

[              ]

6.                                      This Accession Agreement is governed by English law.

[DESIGNATED ENTITY]

By:

[RELATED LENDER]

By:

[FACILITY AGENT]

By:

We consent to the accession pursuant to this Accession Agreement.

Luxottica Group S.p.A.

SCHEDULE 15
EXISTING INDEBTEDNESS

(as at March 31, 2012)

			Local	Exchange
Company	Facilities	Currency	Currency	Rates	Eur
			(,000)		(,000)

Luxottica Group Spa	Term Intesa 5y 29/05/2013	EUR	160,000	1.0000	160,000

Luxottica Group Spa	Club Deal Mediobanca 3y — 30/11/2014	EUR	300,000	1.0000	300,000

Luxottica US Holdings Corp,	BofA Private Placement - USA 5y — 1/7/ 2013	USD	20,000	1.3356	14,975

Luxottica US Holdings Corp,	BofA Private Placement - USA 7y 1/7/2015	USD	127,000	1.3356	95,088

Luxottica US Holdings Corp,	BofA Private Placement - USA 10y 1/7/ 2018	USD	128,000	1.3356	95,837

Luxottica US Holdings Corp,	Club Deal Tranche B Term 1130€ - 325U$ - 10/03/13 - Euro	USD	285,412	1.3356	213,696

Luxottica US Holdings Corp,	Prudential Private Placement 2017	USD	50,000	1.3356	37,436

Luxottica US Holdings Corp,	Prudential Private Placement 2020	USD	50,000	1.3356	37,436

Luxottica US Holdings Corp,	Prudential Private Placement 2019	USD	75,000	1.3356	56,155

Luxottica US Holdings Corp,	BofA Private Placement - USA 10y 12/15/ 2021	USD	350,000	1.3356	262,055

Luxottica Group Spa	ING Private Placement 2017	EUR	50,000	1.0000	50,000

Luxottica Group Spa	ING Private Placement 2020	EUR	50,000	1.0000	50,000

Luxottica Group Spa	Euro Bond	EUR	500,000	1.0000	500,000

Luxottica Group Spa	Club Deal Tranche C Revolver 1130€ - 325U$ - 10/03/13 - Euro	EUR	—	1.0000	—

Luxottica Group Spa	Term US$1,5bn — 12/10/2013 — Tranche E	USD	500,000	1.3356	374,364

Luxottica Group Spa	Euro Bond	EUR	500,000	1.0000	500,000

Luxottica US Holdings Corp,	Term US$1,5bn 12/10/2013 Tranche D	USD	450,000	1.3356	336,927

Luxottica Srl	FIN, AGEVOLATI - various	EUR	639	1.0000	639

Luxottica Retail China	various bank credit facilities	RMB	618,916	8.4089	73,603

Luxottica Tristar	various bank credit facilities	RMB	339,661	8.4089	40,393

Mirari Japan	various bank overdraft	JPY	1,270,677	109.5600	11,598

Luxottica South Africa and SGH South Africa	Credit Line	ZAR	61,917	10.2322	6,051

Luxottica Retail South Pacific	Short Term Credit Line	AUD	16,176	1.2836	12,602

SGH De Mexico	Short Term Credit Line	MXN	285,000	17.0222	16,743

Luxottica India	various bank overdraft	INR	275,435	68.0420	4,048

Tecnol	various bank overdraft	EUR	4,146	2.4323	1,705

Luxottica Turchia	various bank overdraft	TRY	5,500	2.3774	2,313

GMO Perù	various bank overdraft	USD	1,616	1.3356	1,210

GMO Colombia	various bank overdraft	COP	4,586,000	2392.3301	1,917

Luxottica Group. Luxottica Srl; Luxottica Italia Srl	various bank overdraft	EUR	148	1.0000	148

Other	various bank overdraft and Capital Lease	various	69,261	1.0000	69,261

IAS 39 Adjustment		EUR	1,068	1.0000	1,068

Total Debt					3,327,266

SIGNATURES

THE ORIGINAL BORROWERS

LUXOTTICA GROUP S.p.A.

by:	/s/ Marco Bigatti

under a Power of Attorney dated 2 March 2012

Address: Via Cantu, 2, 20123, Milan, Italy

Fax: +390286334094

Attention: Marco Bigatti

LUXOTTICA U.S. HOLDINGS CORP.

by:	/s/ Marco Bigatti

under a Power of Attorney dated 29 February 2012

Address: 44, Harbor Park Drive, Port Washington, New York, NY 11050, USA

Fax: +1 516 9183151 / +1 516 4849010 / +1 516 9183151

Attention: Vito Giannola / Michael Boxer / Dan Socci

THE ORIGINAL GUARANTORS

LUXOTTICA GROUP S.p.A.

by:	/s/ Marco Bigatti

under a Power of Attorney dated 2 March 2012

Address: Via Cantu, 2, 20123, Milan, Italy

Fax: +390286334094

Attention: Marco Bigatti

LUXOTTICA U.S. HOLDINGS CORP.

by:	/s/ Marco Bigatti

under a Power of Attorney dated 29 February 2012

Address: 44, Harbor Park Drive, Port Washington, New York, NY 11050, USA

Fax: +1 516 9183151 / +1 516 4849010 / +1 516 9183151

Attention: Vito Giannola / Michael Boxer / Dan Socci

LUXOTTICA S.r.l.

by:	/s/ Marco Bigatti

under a Power of Attorney dated 2 March 2012

Address: Via Cantu, 2, 20123, Milan, Italy

Fax: +390286334094

Attention: Marco Bigatti

THE AGENT

UNICREDIT BANK AG, MILAN BRANCH

by:	/s/ Beatrix Brunschweiler /s/ Andrew Osborne

Address: Via Brotetto, 16, 20121, Milan, Italy

Fax: +39 02 49535353

Attention: Stefano Petrelli

THE DOCUMENTATION AGENT

CITIGROUP GLOBAL MARKETS LIMITED

by:	/s/ Lucy Devlin

Address: 33 Canada Square, E14 5LB, London, UK

Fax: +44 207 986 8278

Attention: Lucy Devlin

THE MANDATED LEAD ARRANGERS AND THE BOOKRUNNERS

BANCO SANTANDER S.A.

by:	/s/ Alfonso Moreno /s/ Hector Garcia-Armero

Address: Via Boito, 10, 20121, Milan, Italy

Fax: +39 0276 316742

Attention: Sonia Colombi

BANC OF AMERICA SECURITIES LIMITED

by:	/s/ Mauro Maioli

Address: 2 King Edward Street, EC1A 1MQ, London, UK

Fax: +44 799 68547

Attention: Mauro Maioli

CITIGROUP GLOBAL MARKETS LIMITED

by:	/s/ Lucy Devlin

Address: 33 Canada Square, E14 5LB, London, UK

Fax: +44 207 986 8278

Attention: Lucy Devlin

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK — MILAN BRANCH

by:	/s/ Alberto Bezzi

Address: Piazza Cavour, 2, 20121, Milan, Italy

Fax: +39 02 7230 3203

Attention: Giovanni Tardivo

THE ROYAL BANK OF SCOTLAND PLC

by:	/s/ Jeremy Fournier /s/ Christopher Weaver

Address: 135 Bishopsgate, EC27 3UR, London, UK

Fax: +44 207 085 5158

Attention: Credit Administration

UNICREDIT S.p.A.

by:	/s/ Beatrix Brunschweiler /s/ Andrew Osborne

Address: Via Brotetto, 16, 20121, Milan, Italy

Fax: +39 02 49535353

Attention: Stefano Petrelli

THE LENDERS

BANCO SANTANDER, S.A., MILAN BRANCH

by:	/s/ Alfonso Moreno /s/ Hector Garcia-Armero

Address: Via Boito, 10, 20121, Milan, Italy

Fax: +39 0276 316742

Attention: Sonia Colombi

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK — MILAN BRANCH

by:	/s/ Alberto Bezzi

Address: Piazza Cavour, 2, 20121, Milan, Italy

Fax: +39 02 7230 3203

Attention: Giovanni Tardivo

BANK OF AMERICA, N.A.

by:	/s/ Mauro Maioli

Address: 2 King Edward Street, EC1A 1MQ, London, UK

Fax: +44 799 68547

Attention: Mauro Maioli

CITIBANK, N.A., MILAN BRANCH

by:	/s/ Elisabetta Andreoni

Address: Via Dei Mercanti, 12, 20121, Milan, Italy

Fax: +48 22 692 9940

Attention: Loan Operations

THE ROYAL BANK OF SCOTLAND PLC, MILAN BRANCH

by:	/s/ Paolo Insinga

Address: Via Turati, 18, 20121, Milan, Italy

Fax: +39 02 6597895

Attention: Client Management - Roberto Borgonovo

UNICREDIT S.p.A.

by:	/s/ Beatrix Brunschweiler /s/ Andrew Osborne

Address: Via Brotetto, 16, 20121, Milan, Italy

Fax: +39 02 49535353

Attention: Paolo Cadolino / M. Di Giacomo

THE DESIGNATED ENTITIES

CITIBANK, N.A.

as Designated Entity for the US Borrower

by:	/s/ Lucy Devlin

Address: 399 Park Avenue, 16th Floor 5, New York, NY 10043

Fax: +1 212 994 0847

Attention: Loan Operations

BANK OF AMERICA, N.A., MILAN BRANCH

as Designated Entity for the Italian Borrower

by:	/s/ Stefano Donzelli

Address: Via Manzani, 5, 20121, Milan, Italy

Fax: +44 799 68547

Attention: Loan Operations

UNICREDIT S.P.A., NY BRANCH

as Designated Entity for the US Borrower

by:	/s/ Beatrix Brunschweiler /s/ Andrew Osborne

Address: 150 E 42nd Street, New York, NY 10017

Fax: +1 212 672 5529

Attention: Luca Balestra